Exhibit 10.1 Amended and Restated License
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
AMENDED AND RESTATED LICENSE AGREEMENT
          This Amended and Restated License Agreement (the “Agreement”) is made and entered into effective as of November 10, 2010 (the “Effective Date”) by and between Clavis Pharma ASA, a Norwegian company (“Licensor”), and Clovis Oncology, Inc., a Delaware corporation (“Licensee”). Licensor and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
          WHEREAS, Licensor and Licensee entered into that certain License Agreement, dated November 23, 2009, between the Parties (the “Existing Agreement”) whereby Licensor granted licenses under certain of its rights in North America, Central and South America and Europe to Licensee with respect to certain oral and intravenous formulations of CP-4126, a lipid vector technology derivative of gemcitabine; and
          WHEREAS, Licensee now desires to obtain a license to Develop and Commercialize (each as defined below) the above-mentioned pharmaceutical compound in the Asia/ROW Territory (as defined below) in addition to the above-mentioned territories, and Licensor desires to so extend the territorial scope of Licensee’s licenses under the Existing Agreement, and the Parties desire to amend and restate the Existing Agreement in connection therewith with the mutual understanding that the rights and obligations set forth herein with respect to the Asia/ROW Territory shall be deemed to apply only as of the Effective Date, as set forth herein.
          NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants of the Parties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree to amend and restate the Existing Agreement in its entirety to read as follows, and do hereby agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Defined Terms. Unless otherwise specifically provided herein, the following terms shall have the following meanings:
          1.1.1 “Adverse Event Experience” shall have the meaning set forth in Section 9.2.
          1.1.2 “Affiliate” shall mean, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).
          1.1.3 “Agreement” shall have the meaning set forth in the preamble to this Agreement.
          1.1.4 “Americas/Europe Territory” means North America, Central and South America and Europe.
          1.1.5 “Americas/Europe Development Plan” shall have the meaning set forth in Section 3.2.1.
          1.1.6 “Americas/Europe Commercialization Plan” shall have the meaning set forth in Section 4.9.1.
          1.1.7 “ANDA” shall mean an Abbreviated New Drug Application under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984.
          1.1.8 “Applicable Law” shall mean applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements (including good laboratory practices, good clinical practices, good manufacturing practices and good distribution practices) of the Regulatory Authorities, that may be in effect from time to time.
          1.1.9 “Arbitration Matter” shall have the meaning set forth in Section 15.7.2.
          1.1.10 “Arbitration Rules” shall have the meaning set forth in Section 15.7.2.
          1.1.11 “Asia/ROW Territory” shall mean the entire world other than the Americas/Europe Territory.
          1.1.12 “Asia/ROW Development Plan” shall have the meaning set forth in Section 3.2.1.
          1.1.13 “Average Full Royalty Rate” shall have the meaning set forth in Section 7.5(b).
          1.1.14 “Breaching Party” shall have the meaning set forth in Section 14.2.
          1.1.15 “Business Day” shall mean a day other than a Saturday or Sunday on which banking institutions in New York, New York and Oslo, Norway are open for business.
          1.1.16 “Calendar Year” shall mean each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31.

          1.1.17 “Clinical Data” shall mean all information with respect to the Licensed Products and the Licensed Compound made, collected or otherwise generated in the performance of or in connection with Clinical Studies or Post Approval Studies for the Licensed Product, including any investigator’s brochure, data, case report forms, reports and results with respect thereto.
          1.1.18 “Clinical Studies” shall mean any Phase I Study, Phase II Study, Phase III Study and such other tests and studies in patients that are required by Applicable Law, or otherwise recommended by the Regulatory Authorities, to obtain or maintain Regulatory Approvals, but excluding Post Approval Studies.
          1.1.19 “Co-Promote” shall mean to promote jointly the Licensed Products in Europe through Licensor and Licensee and their respective sales forces under the Product Trademarks.
          1.1.20 “Co-Promotion Exercise Date” shall mean the date upon which Licensor elects to exercise the Licensor Co-Promotion Option.
          1.1.21 “Co-Promotion Expiration Date” shall have the meaning set forth in Section 5.1.1.
          1.1.22 “Co-Promotion Period” shall mean the period commencing on the Co-Promotion Exercise Date and ending on the earlier of (a) the effective date of the Licensor Opt-out Right or (b) the termination of this Agreement in accordance with its terms.
          1.1.23 “Commercialization” shall mean any and all activities (whether before or after Regulatory Approval) directed to the marketing, Detailing and promotion of the Licensed Products and shall include pre launch and post-launch marketing, promoting, Detailing, marketing research, distributing, offering to commercially sell and commercially selling the Licensed Products, importing, exporting or transporting the Licensed Products for commercial sale and regulatory affairs with respect to the foregoing, but shall not include Post Approval Studies or Manufacturing. When used as a verb, “Commercializing” means to engage in Commercialization and “Commercialize” and “Commercialized” shall have corresponding meanings.
          1.1.24 “Commercialization Costs” shall mean the direct out of pocket costs (other than Development Costs) that are recorded as an expense in accordance with GAAP and incurred during the Co-Promotion Period by or on behalf of a Party or any of its Affiliates substantially in accordance with the Americas/Europe Commercialization Plan (and the budget contained therein) to the extent incurred in performing tasks that are specifically identified in the Americas/Europe Commercialization Plan for Europe or reasonably allocable to the Commercialization of a Licensed Product in Europe. Commercialization Costs shall include only the following costs, in each case solely with respect to Europe:
               (a) Manufacturing Costs of Licensed Products sold in Europe plus any inventory losses incurred (except to the extent caused by the gross negligence or willful misconduct of a Party),

               (b) marketing expenses specifically attributable to a Licensed Product, including costs incurred in connection with the preparation of a commercial launch, market research, Post Approval Studies, costs associated with marketing personnel (including compensation, benefits, travel, supervision, and training) advertising, advertising agencies, producing Licensed Product Promotional Materials, sponsoring seminars and symposia (including continuing medical education programs), reimbursement and other patient support services, allocated based upon the proportion of such expenses directly attributable to such Licensed Product or the activities of the Parties in connection with the conduct of the Americas/Europe Commercialization Plan specifically with respect to Europe,
               (c) costs specifically identifiable to the sales force and, to the extent the Parties agree to use Third Party contract sales organizations, the cost of such CSO sales representatives, and medical science liaison (“MSL”) activities of Licensed Products in Europe, including the managed care market, including costs associated with sales and MSL representatives, including compensation, benefits, travel, supervision and training, and sales meetings, consultants, call reporting and other monitoring/tracking costs, district, regional and national sales management, but excluding hiring and termination costs associated with either Party’s sales personnel (including recruiting, relocation, severance and other similar costs); all such costs for personnel who are not 100% dedicated to the Licensed Product shall be allocable by the relative position of the products detailed,
               (d) to the extent not included in the Manufacturing Costs of a Licensed Product, license fees, milestone payments and other amounts required to be paid to Third Parties in consideration for rights required to conduct activities under the Americas/Europe Commercialization Plan solely with respect to Europe as agreed to pursuant to this Agreement, allocated based on the proportion of such costs directly attributable to such Licensed Product,
               (e) notwithstanding Sections 8.2 and 8.3, costs associated with prosecution, maintenance and enforcement of Patents and Product Trademarks in Europe pursuant to Sections 8.2 and 8.3 covering any Licensed Product and defense of Third Party intellectual property claims in Europe pursuant to Section 8.4.3 incurred after the Regulatory Approval of such Licensed Product,
               (f) product liability insurance premiums and, except to the extent required to be indemnified by a Party under Sections 13.1(a) or (b) or 13.2(a) or (b), product liability claims, market withdrawals, field adjustments or recalls in respect of Licensed Products sold in Europe,
               (g) post-Regulatory Approval regulatory expenses directly related to the Licensed Product, including costs to maintain such Regulatory Approval (including user fees paid after Regulatory Approval), medical and safety activities (including, if required, the design, testing and ongoing implementation of a risk management program for a Licensed Product) and adverse event reporting,
               (h) to the extent previously included in Net Sales, bad debt expense associated with accounts receivable deemed to be uncollectible, only after using reasonable efforts to pursue and collect such amounts, and

               (i) such other costs that the Parties agree shall be required for the Commercialization of the Licensed Products in Europe.
          1.1.25 “Commercialization Plan” shall have the meaning set forth in Section 4.9.1.
          1.1.26 “Commercially Reasonable Efforts” shall mean, with respect to the Development or Commercialization of a Licensed Product, as the case may be, efforts and resources commonly used in the research-based pharmaceutical industry by companies similarly situated to the applicable Party, but in the case of Licensee, in no event less than those efforts and resources commonly used by specialty oncology companies, for an internally-developed product of similar commercial potential at a similar stage in its lifecycle. Commercially Reasonable Efforts shall be determined on a market-by-market basis for each Licensed Product without regard to the particular circumstances of a Party, including any other product opportunities of such Party and, with respect to Licensee, without regard to any payments owed to Licensor under ARTICLE 5 and ARTICLE 7. When used as an adjective, “Commercially Reasonable” shall mean using Commercially Reasonable Efforts.
          1.1.27 “Committee” shall have the meaning set forth in Section 6.2.
          1.1.28 “Competing Product” shall have the meaning set forth in Section 4.2.
          1.1.29 “Complaining Party” shall have the meaning set forth in Section 14.2.
          1.1.30 “Complaints” shall have the meaning set forth in Section 9.1.
          1.1.31 “Confidential Information” shall have the meaning set forth in Section 11.1.
          1.1.32 “Control” shall mean, with respect to any item of Information, Drug Master File, Regulatory Documentation, Patent or Intellectual Property Right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the assignments, license and other grants in ARTICLE 2 and Sections 8.1.2, 8.1.3 and 8.1.4 of this Agreement), to assign or grant a license, sublicense or other right to or under, such Information, Drug Master File, Regulatory Documentation, Patent or Intellectual Property Right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.
          1.1.33 “Corporate Names” shall mean (a) in the case of Licensor, the Trademark “Clavis Pharma ASA” and the Licensor corporate logo or such other names and logos as Licensor may designate in writing from time to time and (b) in the case of Licensee, the Trademark “Clovis Oncology, Inc.” and the Licensee corporate logo or such other names and logos as Licensee may designate in writing from time to time, in each case ((a) and (b)) together with any variations and derivatives thereof.
          1.1.34 “CP-4126” means the chemical compound named 5’-gemcitabine elaidic acid ester, which is also named 5’-O-(trans-9’’-octadecenoyl)-1- b -D-

2’deoxy2’,2’difluorocytidine (CAS registry number 210820-30-4). CP-4126 has also been named by Licensee as “CO-101”.
          1.1.35 “Detail” shall mean an interactive face-to-face contact of a sales representative, who is fully equipped with, and knowledgeable of, applicable Promotional Materials and Product Labeling for the Licensed Product, with a physician or other medical professional licensed to prescribe drugs or other healthcare professional that has a significant impact or influence on prescribing decisions, in which relevant characteristics of a Licensed Product are described by the sales representative in a fair and balanced manner consistent with the requirements of this Agreement and Applicable Law, and in a manner that is customary in the industry for the purpose of promoting a prescription pharmaceutical product. When used as a verb, “Detail” means to engage in a Detail.
          1.1.36 “Development” shall mean all activities related to research, preclinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control related to the foregoing manufacturing activities, Clinical Studies and Post Approval Studies, including manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” shall mean to engage in Development.
          1.1.37 “Development Budget” shall have the meaning set forth in Section 5.1.3(b).
          1.1.38 “Development Costs” shall mean the costs recorded as an expense in accordance with GAAP, by or on behalf of a Party or any of its Affiliates on or after the Original Execution Date pursuant to this Agreement in performing the tasks that are specifically identified in, or reasonably allocable to, the Development Budget and the Americas/Europe Development Plan specifically with respect to Europe or the United States. Subject to the foregoing, Development Costs shall include such costs incurred in connection with only the following activities, but excluding in each case any costs incurred solely with respect to obtaining Regulatory Approvals in jurisdictions other than Europe or the United States:
               (a) non-clinical activities such as toxicology and formulation development, test method development, excluding the development and testing of a hENT1 Biomarker Assay;
               (b) Clinical Studies and Post Approval Studies for a Licensed Product, including (a) the preparation for and conduct of clinical trials, including quality assurance and quality control; (b) data collection and analysis and report writing; (c) clinical laboratory work; and (d) regulatory activities in connection with such studies, including adverse event recordation and reporting;
               (c) the direct costs for time recorded by a Party’s personnel in performing Development activities, which shall be charged at the FTE Rate;

               (d) the preparation of a regulatory dossier reasonably necessary to obtain Initial Regulatory Approval for a Licensed Product in the United States and Europe;
               (e) Manufacturing Costs for (i) a Licensed Product for use in Clinical Studies, Post Approval Studies or other Development activities for such Licensed Product, (ii) the manufacture, purchase or packaging of comparators or placebo for use in Clinical Studies or Post Approval Studies for a Licensed Product (with the manufacturing costs for comparators or placebo to be determined in the same manner as Manufacturing Costs are determined for any Licensed Product) and (iii) costs and expenses of disposal of drugs and other supplies used in such Clinical Studies, Post Approval Studies or other Development activities;
               (f) Clinical trial insurance and Losses incurred in connection with Third Party Claims described in Section 13.3 to the extent such Losses are to be included in Development Costs pursuant to Section 13.3; and
               (g) Costs for the development of the Manufacturing Process for a Licensed Product, scale-up, stability testing, quality assurance, quality control development, Manufacturing Process validation, including validation batches (other than those that are commercially saleable upon Regulatory Approval), manufacturing improvements and qualification and validation of Third Party contract manufacturers.
     For the avoidance of doubt and notwithstanding the foregoing, Development Costs shall not include (i) any intercompany payments or charges of a Party or its Affiliates (or between such Affiliates); (ii) filing fees in connection with the filing of applications for Regulatory Approvals for a jurisdiction outside of Europe; and (iii) any costs in respect of any Clinical Study or Post Approval Study required only by Regulatory Authorities outside of Europe.
          1.1.39 “Development Plans” shall mean the plans for the Development of the Licensed Products in the Licensee Territory, including the Americas/Europe Development Plan and the Asia/ROW Development Plan, as prepared and amended from time to time in accordance with Section 3.2.1.
          1.1.40 “Dispute” shall have the meaning set forth in Section 15.7.
          1.1.41 “Distributor” shall mean a Person, other than a Sublicensee or an Affiliate, in one or more countries in the Licensee Territory that (a) purchases a Licensed Product in finished form, packaged and labeled from the Licensee, its Affiliate or Sublicensee for such country(ies), (b) assumes responsibility from the Licensee for all or a portion of the Commercialization of a Licensed Product in such country(ies) and (c) sells Licensed Product in such country(ies).
          1.1.42 “Drug Approval Application” shall mean a New Drug Application (an “NDA”) as defined in the FFDCA and the regulations promulgated thereunder, or any corresponding application in countries outside of the United States, including, with respect to Europe, a Marketing Authorization Application (a “MAA”) filed with the EMEA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.

          1.1.43 “Drug Master File” shall mean any drug master files filed with the FDA with respect to the Licensed Products and any equivalent filing in other countries or regulatory jurisdictions, e.g. an Active Substance Master File (ASMF) filed with the EMEA.
          1.1.44 “Effective Date” shall mean the effective date of this Agreement as set forth in the preamble to this Agreement.
          1.1.45 “EMEA” shall mean the European Medicines Agency and any successor agency thereto.
          1.1.46 “Europe” shall mean (a) France, Germany, Italy, Spain and the United Kingdom of Great Britain and Northern Ireland (the “EU5 Countries”), (b) Austria, Belgium, Denmark, Finland, Greece, Ireland, Luxembourg, The Netherlands, Portugal, and Sweden (together with the EU5 Countries, such countries are the “EU15 Countries”), and (c) Bulgaria, Czech Republic, Estonia, Hungary, Latvia, Lithuania, Malta, Poland, Romania, Slovakia, Slovenia, and that certain portion of Cyprus included in such organization (collectively with the EU15 Countries, the “European Union”) and Iceland, Lichtenstein, Norway, Switzerland and Turkey.
          1.1.47 “Executives” shall have the meaning set forth in Section 6.2.4.
          1.1.48 “Existing Agreement” shall have the meaning set forth in the preamble to this Agreement.
          1.1.49 “Expert” shall have the meaning set forth in Section 15.7.2(b)(i).
          1.1.50 “Exploit” shall mean to make, have made, import, use, sell or offer for sale, including to research, Develop, Commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of.
          1.1.51 “Exploitation” shall mean the act of Exploiting a product or process.
          1.1.52 “FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.
          1.1.53 “FFDCA” shall mean the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time.
          1.1.54 “Field” shall mean any and all Indications for human use.
          1.1.55 “FTE” shall mean, the full time equivalent of a person year of an employee performing work directly related to the Development of a Licensed Product.
          1.1.56 “FTE Rate” means the rates set forth in Exhibit 1.1.56 per FTE for work directly related to the Development of a Licensed Product that is performed pursuant to Article 3; the FTE Rate includes all salary, employee benefits and social costs.

          1.1.57 “Fully Allocated Costs” shall mean the costs described in Exhibit 1.1.96.
          1.1.58 “GAAP” shall mean, in the case of Licensee, United States generally accepted accounting principles and, in the case of Licensor, International Financial Reporting Standards, in each case, consistently applied.
          1.1.59 “Generic Competition” shall have the meaning set forth in Section 7.4.
          1.1.60 “hENT1 Biomarker Assay” shall mean an assay that will detect the presence and proportion of human equilibrative nucleoside transporter one (hENT1) receptors in the tumor tissue, circulating tumor cells or other relevant site of a patient.
          1.1.61 “Improvement” shall mean any modification, variation or revision to a compound (including any analog or derivative of CP-4126), product or technology or any discovery, technology, device or process or formulation related to such compound, product or technology, whether or not patented or patentable, including any enhancement in the efficiency, operation, manufacture (including any manufacturing process), ingredients, preparation, presentation, formulation, means of delivery, packaging or dosage of such compound, product or technology, any discovery or development of any new or expanded Indications for such compound, product or technology or any discovery or development that improves the stability, safety or efficacy of such compound, product or technology.
          1.1.62 “including” or any variation thereof means “including without limitation” and shall not be construed to limit any general statement that it follows to the specific items or matters immediately following it.
          1.1.63 “Indemnification Claim Notice” shall have the meaning set forth in Section 13.5.
          1.1.64 “IND” shall mean an investigational new drug application filed with the FDA for authorization to commence Clinical Studies or Post Approval Studies and its equivalent in other countries or regulatory jurisdictions.
          1.1.65 “Indemnified Party” shall have the meaning set forth in Section 13.5.
          1.1.66 “Indication” for a Licensed Product shall mean the use of such Licensed Product for treating a particular disease or medical condition.
          1.1.67 “Information” shall mean all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols; assays and biological methodology; (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, but excluding the Regulatory Documentation and the Drug Master File.

          1.1.68 “Initial Regulatory Approval” of a Licensed Product for an Indication means (a) with respect to the United States, the approval by FDA (whether through means of an NDA, subpart E, or subpart H filing or otherwise); or (b) with respect to a country in a regulatory jurisdiction in the Licensee Territory outside the United States, the approval by the applicable Regulatory Authorities, of the Drug Approval Application with respect to a Licensed Product for an Indication in the applicable regulatory jurisdiction (including, in Europe, the approval by the European Commission of an MAA filed pursuant to the centralized approval procedure.
          1.1.69 “Intellectual Property Rights” shall mean Trademarks, service marks, trade names, registered designs, design rights, copyrights (including rights in computer software), database rights, trade secrets and any rights or property similar to any of the foregoing (other than Patents) in any part of the world whether registered or not registered together with the right to apply for the registration of any such rights.
          1.1.70 “Invoiced Sales” shall have the meaning set forth in Section 1.1.100.
          1.1.71 “Joint Improvement” shall mean any Improvement jointly conceived by or on behalf of Licensor or its Affiliates, on the one hand, and Licensee or its Affiliates or Sublicensees, on the other hand.
          1.1.72 “Joint Intellectual Property Rights” shall have the meaning set forth in Section 8.1.5.
          1.1.73 “Joint Know-How” shall have the meaning set forth in Section 8.1.5.
          1.1.74 “Joint Patents” shall have the meaning set forth in Section 8.1.5.
          1.1.75 “Joint Steering Committee” or “JSC” shall have the meaning set forth in Section 6.1.1.
          1.1.76 “Know-How” shall mean the Licensor Know-How, the Licensee Know-How and the Joint Know-How.
          1.1.77 “Knowledge” shall mean the actual knowledge or good faith understanding of the vice presidents, senior vice presidents, president or chief executive officer of a Party of the facts and information then in their possession without any duty to conduct any investigation with respect to such facts and information and “Knowingly” shall mean, with respect to any action, to take such action with Knowledge.
          1.1.78 “Licensed Compound” shall mean CP-4126 and any analog or derivative of CP-4126 developed by Licensor.
          1.1.79 “Licensed Product” shall mean any oral and intravenous formulations of the Licensed Compound existing as of the Original Execution Date, and any formulations developed thereafter by or for Licensor or Licensee, and any other any form, mode of administration or dosage of a pharmaceutical composition or preparation that contains the Licensed Compound as an active ingredient, including any Improvements thereto.

          1.1.80 “Licensee” shall have the meaning set forth in the preamble to this Agreement.
          1.1.81 “Licensee Activities” shall have the meaning set forth in Section 3.2.2.
          1.1.82 “Licensee Improvement” shall mean any Improvement conceived or used by or on behalf of Licensee or its Affiliates in connection with the Development of a Licensed Product under this Agreement (including development of a hENT1 Biomarker Assay), but excluding any Joint Improvement.
          1.1.83 “Licensee Know-How” shall mean all Information, including any Licensee Improvements and Clinical Data, that is Controlled as of the Original Execution Date or during the term of this Agreement by Licensee or any of its Affiliates or Sublicensees that is not generally known and (a) is developed or acquired by or licensed to Licensee or any of its Affiliates or Sublicensees under or in connection with this Agreement or otherwise used by or on behalf of Licensee or any of its Affiliates or Sublicensees in the Exploitation of a Licensed Product or (b) is necessary for the Exploitation of a Licensed Product, but excluding any Information to the extent covered or claimed by published Licensee Patents, published Joint Patents and any Joint Know-How.
          1.1.84 “Licensee Patents” shall mean all Patents Controlled by Licensee and any of its Affiliates or Sublicensees that are necessary (or with respect to Patent applications, would be necessary if such Patent applications were to issue as Patents) for the Exploitation of a Licensed Product, the Licensed Compound or any Licensee Improvement thereto, including those that claim or cover any Licensed Product, Licensee Know-How, any Licensee Improvement thereto or the Exploitation of any of the foregoing, but excluding any Joint Patents.
          1.1.85 “Licensee Territory” means the Americas/Europe Territory and the Asia/ROW Territory.
          1.1.86 “Licensor” shall have the meaning set forth in the preamble to this Agreement.
          1.1.87 “Licensor Co-Promotion Option” shall have the meaning set forth in Section 5.1.1.
          1.1.88 “Licensor Improvement” shall mean any Improvement conceived or used by or on behalf of Licensor or its Affiliates in connection with the Development of a Licensed Product under this Agreement (including development of a hENT1 Biomarker Assay) but excluding any Joint Improvement.
          1.1.89 “Licensor Know-How” shall mean all Information, including any Licensor Improvements and Clinical Data, that is Controlled by Licensor or its Affiliates as of the Original Execution Date or during the term of this Agreement that is not generally known and (a) is developed or acquired by or licensed to Licensor or any of its Affiliates under or in connection with this Agreement or otherwise used by or on behalf of Licensor or any of its Affiliates in the Development or Commercialization of a Licensed Product or (b) is necessary for the Development or Commercialization of a Licensed Product, but excluding any Information to the extent covered or claimed by published Licensor Patents, published Joint Patents and any Joint Know-How.
          1.1.90 “Licensor Opt-out Right” has the meaning set forth in Section 5.8.
          1.1.91 “Licensor Patents” shall mean all of the Patents that Licensor and its Affiliates Control as of the Original Execution Date or during the term of this Agreement that are necessary (or, with respect to Patent applications, would be necessary if such Patent applications were to issue as Patents) for the Development or Commercialization of a Licensed Product or any Improvement thereto, including those that claim or cover the Licensed Compound, a Licensed Product or the Development or Commercialization thereof, but excluding any Joint Patents. For the avoidance of doubt, the Licensor Patents include, as of the Original Execution Date and as of the Effective Date, the Patents set forth on Exhibit 1.1.91.
          1.1.92 [Intentionally left blank].
          1.1.93 “Losses” shall have the meaning set forth in Section 13.1.
          1.1.94 “MAA” shall have the meaning set forth in Section 1.1.42.
          1.1.95 “Manufacture” and “Manufacturing” shall mean all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of a Licensed Product or any intermediate thereof, including process development, process qualification and validation, scale up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.
          1.1.96 “Manufacturing Cost” shall mean the cost to Manufacture a Licensed Product as defined in Exhibit 1.1.96.
          1.1.97 “Manufacturing Process” shall mean any process or step thereof that is necessary or useful for Manufacturing a Licensed Product or any intermediate thereof.
          1.1.98 “Markings” shall have the meaning set forth in Section 4.3.2.
          1.1.99 “NDA” shall have the meaning set forth in Section 1.1.42.
          1.1.100 “Net Sales” shall mean, for any period: (a) the gross amount invoiced by Licensee and its Affiliates or Sublicensees for the sale of a Licensed Product in an arm’s length transaction exclusively for money (the “Invoiced Sales”), after deduction of allowances for normal trade, cash and other quantity discounts, government or commercial rebates, wholesaler fees, chargebacks and any credits actually given by Licensee for returned or defective products, all as determined in accordance with GAAP, and excluding or making proper deductions for any costs of packing, insurance, freight and VAT or other sales-related tax and, in the case of export orders, any import duties or similar applicable governmental levies or export insurance costs expressly subject in all cases to the same being separately charged on customer invoices or (b) in any sale or other disposal of a Licensed Product otherwise than in an arm’s length transaction exclusively for money, the fair market value (if higher) in the relevant country of disposal.

     Licensee’s or any of its Affiliate’s or Sublicensee’s transfer of Licensed Product to Licensee, an Affiliate or Sublicensee shall not result in any Net Sales, unless a Licensed Product is consumed by such Affiliate or Sublicensee in the course of its commercial activities. Sales to Distributors shall be treated identically to any other sales to Third Parties.
          1.1.101 “Notice Period” shall have the meaning set forth in Section 14.2.
          1.1.102 “Option Exercise Intent Notice” shall have the meaning set forth in Section 5.1.3.
          1.1.103 “Original Execution Date” means November 23, 2009.
          1.1.104 “Party” and “Parties” shall have the meaning set forth in the preamble to this Agreement.
          1.1.105 “Patent Challenge” shall have the meaning set forth in Section 14.6.
          1.1.106 “Patents” shall mean (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)) and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.
          1.1.107 “Payments” shall have the meaning set forth in Section 7.9.1.
          1.1.108 “Person” shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.
          1.1.109 “Pharmacovigilance Agreement” shall have the meaning set forth in Section 9.3.
          1.1.110 “Phase I Study” shall mean a human clinical trial of a Licensed Product, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients or similar clinical study prescribed by the Regulatory Authorities, including the trials referred to in 21 C.F.R. §312.21(a), as amended.

          1.1.111 “Phase II Study” shall mean a human clinical trial of a Licensed Product, the principal purpose of which is a determination of safety and efficacy in the target patient population or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(b), as amended.
          1.1.112 “Phase III Study” shall mean a human clinical trial of a Licensed Product on a sufficient number of subjects that is designated to establish that a pharmaceutical product is safe and efficacious for its intended use and to determine warnings, precautions and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which trial is intended to support marketing approval of a Licensed Product, including all tests and studies that are required by the FDA from time to time, pursuant to Applicable Law or otherwise.
          1.1.113 “Pre-tax Net Profit” shall mean, with respect to sales of Licensed Products in Europe, the (a) Net Sales and the fair market value of any other consideration (whether in cash, payment in kind, exchange or other form) actually received by a Party or its Affiliates from Third Parties with respect to transactions involving the Development or Commercialization of a Licensed Product or Exploitation of Licensor or Licensee Patents or Know-How or Joint Intellectual Property Rights in Europe, including upfront and milestone payments by Sublicensees and Distributors and any payments recovered from the enforcement of Patents pursuant to Section 8.3, less (b) the Commercialization Costs related to such sales. The Parties acknowledge that the defined term Pre-tax Net Profit may, in any given accounting period, actually consist of a financial loss.
          1.1.114 “Post Approval Study” shall mean any human clinical study or other test or study with respect to a product for an Indication that (a) is conducted solely in support of pricing or reimbursement for such product in a country or (b) is not required to obtain or maintain Regulatory Approval for such product for such Indication (for clarity, any human clinical study that is intended to expand the Product Labeling for such product shall be a Clinical Study). Subject to the foregoing, Post Approval Studies may include epidemiological studies, modeling and pharmacoeconomic studies, post-marketing surveillance studies, investigator sponsored studies and health economics studies.
          1.1.115 “Product Labeling” shall mean (a) the Regulatory Authority approved full prescribing information for a Licensed Product for that country, including any required patient information; and (b) all labels and other written, printed or graphic matter upon a container, wrapper or any package insert utilized with or for such Licensed Product.
          1.1.116 “Product Trademarks” shall mean the Trademark(s) for the Licensed Products Controlled by Licensor during the term of this Agreement and used or intended for use in connection with the Commercialization of the Licensed Products.
          1.1.117 “Promotional Materials” shall mean all sales representative training materials with respect to the Licensed Products and all written, printed, graphic, electronic, audio or video matter, including journal advertisements, sales visual aids, direct mail, medical information/education monographs, direct-to-consumer advertising, Internet postings, broadcast advertisements and sales reminder aids (e.g., scratch pads, pens and other such items) intended for use or used by a Party, its Affiliates or, with respect to Licensee, its Sublicensees or Distributors, in connection with any promotion of the Licensed Products, except Product Labeling for the Licensed Products.
          1.1.118 “Regulatory Approval” shall mean, with respect to a country, any and all approvals (including Drug Approval Applications), licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market a Licensed Product in such country, including, where applicable, (a) pricing or reimbursement approval in such country, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), (c) labeling approval, (d) technical, medical and scientific licenses, and (e) orphan drug designations.
          1.1.119 “Regulatory Authority” shall mean any applicable supra-national, federal, national, regional, state, provincial, local or other regulatory agencies, departments, bureaus, commissions, councils or other government entities, including self-regulatory organizations, regulating or otherwise exercising authority with respect to the Exploitation of a Licensed Product.
          1.1.120 “Regulatory Documentation” shall mean all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all clinical studies and tests, relating to the Licensed Products and all data contained in any of the foregoing, including all INDs, Drug Approval Applications, regulatory drug lists, advertising and promotion documents, Clinical Data, adverse event files and complaint files (but excluding any Drug Master File).
          1.1.121 “Regulatory Exclusivity Period” shall mean any period of data, market or other regulatory exclusivity, including any such periods listed in the FDA’s Orange Book or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83, as amended, and all international equivalents.
          1.1.122 “Royalty Rate Floor” shall have the meaning set forth in Section 7.2.4.
          1.1.123 “Royalty Term” shall have the meaning set forth in Section 7.3.
          1.1.124 “Sublicensee” shall mean a Person, other than an Affiliate, that is (a) granted a sublicense by Licensee under the grant in Section 2.1 as provided in Section 2.3 or (b) in the case of the United States, any EU15 Country or Japan, otherwise granted rights to market, promote and sell a Licensed Product and has the primary responsibility for the marketing and promotion of such Licensed Product in its distribution territory and has the right to record sales of such Licensed Product for its account.
          1.1.125 “Third Party” shall mean any Person other than Licensor, Licensee and their respective Affiliates.
          1.1.126 “Third Party Claims” shall have the meaning set forth in Section 13.1.

          1.1.127 “Third Party Payments” shall have the meaning set forth in Section 8.4.1(a).
          1.1.128 “Trademark” shall include any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.
          1.1.129 “United States” or “U.S.” shall mean the United States of America, including its territories and possessions, the District of Columbia and Puerto Rico.
          1.1.130 “VAT” shall have the meaning set forth in Section 7.9.2.
ARTICLE 2
GRANT OF RIGHTS
     2.1 Grants to Licensee. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee:
          2.1.1 an exclusive (including with regard to Licensor and its Affiliates), royalty-bearing license, with the right to grant sublicenses in accordance with Section 2.3, under the Licensor Patents and the Licensor Know-How to Develop, to obtain, maintain and hold Regulatory Approvals for, and to Commercialize the Licensed Products in the Field in the Licensee Territory;
          2.1.2 a non-exclusive royalty-free license, with the right to grant sublicenses in accordance with Section 2.3, under the Joint Patents (to the extent Controlled by Licensor) and the Joint Know-How (to the extent Controlled by Licensor) or any other Intellectual Property Rights Controlled by Licensor that relate to the Licensed Compound or the Licensed Products to Develop, to obtain, maintain and hold Regulatory Approvals for, and to Commercialize the Licensed Products in the Field in the Licensee Territory;
          2.1.3 a royalty-bearing license, exclusive in the Licensee Territory, with the right to grant sublicenses in accordance with Section 2.3, to use the Product Trademarks as necessary to exercise its rights under the grants in Sections 2.1.1 and 2.1.2;
          2.1.4 an exclusive royalty-bearing license and right of reference in the Licensee Territory, with the right to grant further sublicenses and rights of reference to Sublicensees in accordance with Section 2.3, under Licensor’s right, title and interest in and to any Clinical Data, Regulatory Approvals, Drug Master File and all Regulatory Documentation that Licensor may Control with respect to the Licensed Compound or the Licensed Products as necessary to exercise Licensee’s rights under the grants in Sections 2.1;
          2.1.5 to the extent necessary to exercise Licensee’s rights under the grants in Section 2.1, Licensor hereby grants, and shall ensure that its Affiliates and Sublicensees grant, to Licensee and its Sublicensees a “right of reference or use” (as that term is defined in 21 C.F.R. §314.3(b), as amended from time to time), and any non-United States equivalents (including Article 10c of Directive 2001/83/EC, as amended), to any and all data contained or referenced in any Regulatory Approvals and other Regulatory Documentation relating to all Licensed Products, including all reports, correspondence and conversation logs, and Licensor shall provide appropriate notification of Licensee’s access and reference rights to the Regulatory Authorities, including an informed consent letter under Article 10c of Directive 2001/83/EC as amended;
          2.1.6 subject to Section 4.10, a non-exclusive license, with the right to grant sublicenses in accordance with Section 2.3, under the Licensor Patents, the Licensor Know-How, the Joint Patents (to the extent Controlled by Licensor) and the Joint Know-How (to the extent Controlled by Licensor) to Manufacture or, subject to Section 2.3 hereof, to have Manufactured the Licensed Compound and the Licensed Products anywhere in the world for sale in the Licensee Territory; and
          2.1.7 a non-exclusive license, with the right to grant sublicenses in accordance with Section 2.3, under the Licensor Patents, the Licensor Know-How, the Joint Patents (to the extent Controlled by Licensor) and the Joint Know-How (to the extent Controlled by Licensor) to Develop the Licensed Compound and the Licensed Products anywhere in the world for sale in the Licensee Territory.
          Licensee acknowledges that (a) the Licensor Know-How is secret and substantial and that without Licensor Know-How Licensee would not be able to obtain and maintain Regulatory Approvals, (b) such Regulatory Approvals will allow Licensee to obtain and maintain Regulatory Exclusivity Periods with respect to the Licensed Product, (c) access to Licensor Know-How and the license to the Product Trademarks will provide Licensee with a competitive advantage in the marketplace beyond the exclusivity afforded by the Licensor Patents and the Regulatory Exclusivity Period and (d) the milestone payments and royalties set forth in Sections 7.1, 7.2 and 5.4 are, in part, intended to compensate Licensor for such exclusivity and such competitive advantage.
     2.2 Retention of Rights. Notwithstanding anything to the contrary in this Agreement, Licensor retains all right, title and interest in and to the Licensor Patents, the Licensor Know-How, the Joint Patents (to the extent Controlled by Licensor) and the Joint Know-How (to the extent Controlled by Licensor), and the Product Trademarks as may be necessary or useful (a) to exercise its rights and perform its obligations in connection with the co-promotion of the sale of the Licensed Products in Europe pursuant to Article 5; and (b) to use and Exploit the Product Trademarks for any and all purposes, subject only Licensor’s obligations expressly set forth hereunder with respect thereto. Except as expressly provided herein, Licensor grants no other right or license, including any rights or licenses to the Licensor Patents, the Licensor Know-How, the Product Trademarks, the Licensor Corporate Name, the Licensed Compound, any other Patent or Intellectual Property Rights or any Improvements to any of the foregoing not otherwise expressly granted herein.
     2.3 Sublicenses. The rights and licenses granted to Licensee under Section 2.1 shall include the right to grant sublicenses (or further rights of reference to Sublicensees) in the Field in the Licensee Territory; provided, however, that: (a) Licensee may grant sublicenses or otherwise appoint a Sublicensee in the United States, or the EU5 Countries only with the prior written consent of Licensor, which will not be unreasonably withheld and as to which there will be no additional consideration shall be payable to Licensor; (b) Licensee undertakes to be primarily liable for all obligations hereunder in respect of such sublicensed rights and shall use all Commercially Reasonable Efforts to procure the performance by any Sublicensee of the terms of each such sublicense and (c) any Sublicensee shall comply with the applicable terms and conditions of this Agreement. The grant of any such sublicense shall not relieve the Licensee of its obligations under this Agreement, except to the extent they are satisfactorily performed by a Sublicensee. Any such permitted sublicenses shall be consistent with and subject to the terms and conditions of this Agreement. A copy of any sublicense agreement executed by Licensee (with financial terms redacted) shall be provided to the Licensor within fourteen (14) days of its execution.
     2.4 Use of Trademarks.
          2.4.1 Subject to Sections 2.1.3 and 8.2.2 with respect to the Licensee Territory, Licensor shall have the sole right to own and use the Product Trademarks with respect to the Exploitation of the Licensed Products on a worldwide basis. Licensee shall not, and shall not permit its Sublicensees, Distributors or Affiliates to use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Product Trademarks. Licensee shall, and shall cause its Sublicensees, Distributors and Affiliates to, conform to the customary industry standards for the protection of Trademarks for pharmaceutical products and guidelines of Licensor (as provided in writing by Licensor) with respect to manner of use of the Product Trademarks. Licensee shall, and shall cause its Affiliates, Sublicensees and Distributors to, use Commercially Reasonable Efforts not to do any act which endangers, destroys or similarly affects, in any material respect, the value of the goodwill pertaining to the Product Trademarks. Licensee shall not, and shall not permit its Sublicensees, Distributors or Affiliates to, attack, dispute or contest the validity of or ownership of such Product Trademark anywhere in the world or any registrations issued or issuing with respect thereto. Licensee acknowledges and agrees that no ownership rights are vested or created in such Product Trademark anywhere in the Licensee Territory by the licenses and other rights granted in Section 2.1 and Section 8.2.2 and that all use of such Product Trademark by Licensee, its Sublicensees, Distributors and Affiliates, including any goodwill generated in connection therewith, inures to the benefit of Licensor, and Licensor may call for a confirmatory assignment thereof.
     2.5 [Intentionally left blank].
     2.6 Subcontracting. Any delegation or subcontracting by either Party shall be subject to agreements containing provisions as materially protective of the other Party’s rights, including with respect to access to data, ownership and licenses of intellectual property rights and protection of confidential information, as set forth in this Agreement.
ARTICLE 3
DEVELOPMENT AND REGULATORY
     3.1 Development of the Licensed Products.

          3.1.1 Diligence. Licensee shall have the right and shall use Commercially Reasonable Efforts to, at its sole expense (except as otherwise herein expressly provided), Develop the Licensed Products, obtain Regulatory Approval for the Licensed Products, and Commercialize the Licensed Products in the U.S., Europe, China, Japan and in each other country within the Licensee Territory where performing such Development and seeking such Regulatory Approval would be Commercially Reasonable.
          3.1.2 Compliance. Licensee shall perform or cause to be performed, any and all of its Development obligations under this Agreement in good scientific manner, and in compliance with all Applicable Law, and shall endeavor to achieve the objectives of the Development Plans diligently and efficiently by allocating sufficient time, effort, equipment and skilled personnel to complete such Development activities successfully and promptly.
     3.2 Development Plans and Implementation.
          3.2.1 Development Plans. As of the Original Execution Date, Licensee has provided Licensor with the initial development plan outline for the Americas/Europe Territory set forth in Exhibit 3.2.1 (the “Initial Americas/Europe Development Plan”). As of the Effective Date, Licensee has provided Licensor with the initial development plan outline for the Asia/ROW Territory set forth in Exhibit 3.2.1A (the “Initial Asia/ROW Development Plan”). As Licensee further refines such development plans, including identifying timelines, work plan activities, CROs, trial sites, investigators, protocols, quality controls, manufacturing procedures and other details as are customarily included in development plans for oncology products at a similar stage of development, for each of the Americas/Europe Territory (the “Americas/Europe Development Plan”) and the Asia/ROW Territory (the “Asia/ROW Development Plan”) (such plans collectively, its “Development Plans”), it shall furnish copies of such Development Plans to Licensor through the JSC. Subject to such changes as may be required to meet the requirements of any Regulatory Authority or which arise from clinical or scientific developments, each Development Plan shall be consistent with the Initial Americas/Europe Development Plan or the Initial Asia/ROW Development Plan, as applicable, in all material respects. Licensee shall revise the Development Plans, from time to time to reflect material changes to such Development Plans, for review and approval by the JSC. Licensee shall prepare and propose amendments to the Development Plans that may be necessary or desirable to efficiently and expeditiously complete the Development activities, including Clinical Studies and Post Approval Studies, and to efficiently and expeditiously obtain and maintain Regulatory Approvals and successfully Commercialize the Licensed Products in the Licensee Territory. The JSC shall review each Development Plan and each proposed amendment, and Licensee shall consider in good faith any comments provided by Licensor.
          3.2.2 Licensee Responsibility. Licensee shall have responsibility for the day-to-day implementation of the Development activity included in the Development Plans with respect to any Clinical Studies, Post Approval Studies and other Development activities for the Licensed Products that are conducted in support of Regulatory Approvals for the Licensed Products or Commercialization of the Licensed Products in the Licensee Territory (collectively, the “Licensee Activities”).

          3.2.3 Licensor Responsibility. Licensor shall cooperate with the Licensee to enable Licensee to take over such Clinical Studies and Post Approval Studies and shall perform such activities with respect thereto, at Licensee’s cost (except as otherwise provided in Section 3.3), as are reasonably requested of it by Licensee and in the Development Plans under the direction of the Licensee and subject to the Development Plans and, with respect to the Americas/Europe Territory, the Development Budget. As reasonably requested from time to time by Licensee, Licensor shall provide personnel to support the Development of the Licensed Products in Europe.
     3.3 Development Costs.
          3.3.1 Pre-Clinical Studies. Licensor agrees to complete, and bear the full cost of, the pre-clinical studies specified on Exhibit 3.3.1 in support of Developing the Licensed Products in the Americas/Europe Territory. Licensor shall use its Commercially Reasonable Efforts to complete such studies prior to the first filing of the NDA or MAA as set forth in the Initial Americas/Europe Development Plan. The costs of any other pre-clinical studies performed by Licensor in connection with obtaining Regulatory Approvals in the Americas/Europe Territory shall be borne equally by Licensor and Licensee.
          3.3.2 Funding by Licensor for Certain Development Activities to be Conducted in 2011. Licensor shall reimburse Licensee up to Three Million U.S. Dollars ($3,000,000) for costs incurred by Licensee to Third Parties between the Effective Date and December 31, 2011 in the course of performing the Development activities set forth in Exhibit 3.3.2. Such costs shall be determined and the payments made in the manner set forth in Exhibit 3.3.2.
          3.3.3 Costs of Development in the Asia/ROW Territory. Except as set forth in Section 3.3.2, Licensee shall be solely responsible for, and pay, all costs for all Development activities conducted in connection with obtaining Regulatory Approvals in the Asia/ROW Territory. For the avoidance of doubt, such costs shall not be included in Development Costs.
          3.3.4 Development Cost Reports. Within 45 days after each of June 30 and December 31, Licensee shall provide a statement disclosing in reasonable detail the Development Costs incurred in the six months prior to such dates.
     3.4 Regulatory Matters.
          3.4.1 Regulatory Responsibilities With Respect to Licensee Territory; Preparation of Regulatory Submissions.
               (a) Licensee shall be responsible for all regulatory submissions with respect to Regulatory Approvals, including Drug Approval Applications, for the Licensed Products in the Licensee Territory and Licensee Activities in those countries where such activities are conducted, and ownership of Regulatory Approvals and related submissions within the Licensee Territory relating to the Licensed Products shall be governed by Section 8.1.3.
               (b) As of the Original Execution Date, Licensor is conducting three Clinical Studies for the Licensed Products that are described in Exhibit 3.4.1. Licensor shall continue to perform the two Phase I Studies formulation of the Licensed Product. Each Party shall use reasonable efforts to transfer sponsorship and ongoing responsibility (including Licensee obtaining an IND in its name) for the ongoing Phase II Study for the IV formulation of the Licensed Products to Licensee as soon as reasonably practical so that Licensee may be the sponsor of such Phase II Study for the dosing of the first patient under the amended protocol contemplated under the Initial Americas/Europe Development Plan. Substantially simultaneously with the transfer of the sponsorship of the Phase II Study for the IV formulation of the Licensed Product, Licensor shall transfer to Licensee the orphan drug designation previously obtained by the Licensor for the Licensed Product from the EMEA. Licensor shall also assign to Licensee those clinical investigator agreements related to the Phase II Study for the IV formulation of the Licensed Product. All Development Costs incurred by Licensor after the Original Execution Date in the conduct of such Clinical Studies shall be reimbursed by Licensee within 30 days after invoices submitted by Licensor monthly.
          3.4.2 Clinical and Non-Clinical Data.
               (a) Each Party shall periodically provide updates to the other Party regarding clinical and non-clinical data, and other results and analyses with respect to any Development activities with respect to the Licensed Products, reasonably promptly after such data, results and analyses become available. All such data transfers and exchanges shall be subject to the confidentiality obligations of the Parties contained in ARTICLE 11.
               (b) Each Party shall support the other, as may be reasonably necessary, in obtaining Regulatory Approvals for the Licensed Products, including providing necessary documents or other materials required by Applicable Law to obtain Regulatory Approvals, in each case in accordance with the terms and conditions of this Agreement and the Development Plans.
          3.4.3 Communications with Regulatory Authorities.
               (a) Licensee Territory.
               (i) In General. Licensee shall be solely responsible for any communications with the Regulatory Authorities occurring or required in connection with performing its responsibilities set forth in Section 3.4.1 and shall designate a representative to serve as the designated regulatory representative with respect to such communications.
               (ii) Major Communications. Licensee will keep Licensor informed of any other significant interface or communication with the FDA or other Regulatory Authority which might affect efforts to obtain Regulatory Approval for the Licensed Products.
               (iii) Regulatory Contacts. During the Co-Promotion Period, Licensee shall provide Licensor with prior notice of all meetings and teleconferences with representatives of Regulatory Authorities regarding any Licensed Product intended for sale in Europe. Licensor shall have the right to have representatives present as observers at all such meetings and teleconferences, to the extent not prohibited by such Regulatory Authority. During the Co-Promotion Period, Licensee shall use reasonable efforts to provide Licensor with a reasonable opportunity to review and comment upon submissions to, and correspondence with, any Regulatory Authority in Europe, and Licensee shall consider in good faith all comments provided by Licensor in a timely manner. Without limiting the foregoing, during the Co-Promotion Period, Licensee shall use reasonable efforts to confirm in writing to Licensor all communications with a Regulatory Authority with respect to a Regulatory Approval (including filings therefor) and to provide to Licensor copies of all documents sent to or received from such Regulatory Authority regarding such Regulatory Approvals.
               (b) Adverse Event Experiences. Without limitation to anything contained in this Section 3.4.3, each Party shall provide to the other Party documentation concerning Adverse Event Experiences required to be reported to a Regulatory Authority pursuant to Applicable Law in accordance with ARTICLE 9.
          3.4.4 Pricing and Reimbursement Approvals. Licensee shall have sole authority over and be responsible for all pricing and reimbursement approval proceedings relating to the Licensed Products in the Licensee Territory. Licensee shall provide Licensor with reasonable advance notice of all such meetings and advance copies of all related documents (including documents to be submitted in connection with pricing and reimbursement approvals) and other relevant information relating to such meetings and shall consider in good faith all comments provided by Licensor. During the Co-Promotion Period, Licensor shall consult with Licensee concerning all such pricing and reimbursement approvals and consider in good faith all comments provided by Licensor.
          3.4.5 Regulatory Records. Licensee and Licensor each shall maintain, or cause to be maintained, records of its respective Development activities with respect to the Licensed Products in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of its respective Development activities, and which shall be retained by such Party for at least three (3) years after the termination of this Agreement, or for such longer period as may be required by Applicable Law. All records should be retained in a secure area reasonably protected from fire, theft and destruction. Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy any such records, except to the extent that a Party reasonably determines that such records contain Confidential Information that is not licensed to the other Party, or to which the other Party does not otherwise have a right hereunder. Licensee shall provide Licensor with such additional information regarding the Licensee Activities as Licensor may reasonably request from time to time.
          3.4.6 [Intentionally left blank].
     3.5 hENT1 Biomarker. Licensee and Licensor shall Develop a hENT1 Biomarker Assay in accordance with a joint development plan that the Parties shall establish within 60 days after the Original Execution Date. If the Parties succeed in Developing a hENT1 Biomarker Assay and notwithstanding any termination of this Agreement, Licensee agrees to grant to Licensor an exclusive royalty-free license to use such hENT1 Biomarker Assay anywhere in the world in connection with any other product developed by Licensor with respect to which the hENT1

Biomarker Assay would be necessary or useful. The Parties shall keep one another informed of their respective efforts to Develop a hENT1 Biomarker Assay and, to the extent reasonably practical, will seek to coordinate such efforts through dialogue in the JSC. With respect to Development of a hENT1 Biomarker Assay, each Party shall pay its internal costs and Licensee shall pay all costs payable to Third Parties. Licensor is now contemplating entering into an agreement with a Third Party under terms previously disclosed to Licensee for the license of certain rights to a hybridoma expressing an antibody for use in an hENT1 Biomarker Assay. If Licensor enters into such agreement, it shall contain provisions permitting the sublicense of rights to Licensee to the extent required to Develop and Commercialize an hENT1 Biomarker Assay as provided in this Section 3.5. Each Party shall have the same regulatory obligations concerning the hENT1 Biomarker Assay as it does under this ARTICLE 3 for Licensed Products. If Licensor succeeds in independently Developing a hENT1 Biomarker Assay, Licensor shall grant to Licensee an exclusive license to use such hENT1 Biomarker Assay in the Licensee Territory in connection with the Licensed Products, subject to Licensee bearing 100% of whatever Third Party royalties and payments are applicable to the use or sale of such Assay in the Licensee Territory.
     3.6 [Intentionally left blank].
ARTICLE 4
COMMERCIALIZATION
     4.1 Commercialization of the Licensed Product.
          4.1.1 In General. Except as otherwise provided in Article 5 following the Co-Promotion Exercise Date, Licensee shall have the sole right to Commercialize the Licensed Products in the Licensee Territory at its sole expense in accordance with the Commercialization Plans and shall do so in compliance with this Agreement and all Applicable Law.
          4.1.2 Commercialization Obligations. Licensee shall use Commercially Reasonable Efforts to Commercialize the Licensed Products in the U.S., Europe, China, Japan, and in each other country within the Licensee Territory where Commercializing the Licensed Products would be Commercially Reasonable.
          4.1.3 Product Trademarks. Except with respect to the Corporate Names as provided in Section 4.3.2, Licensee and its Affiliates, Sublicensees and Distributors shall Commercialize the Licensed Products solely under the Product Trademarks.
     4.2 Non-Compete. During the term of this Agreement, neither Party nor its Affiliates shall Develop, market, detail, promote or otherwise Commercialize anywhere in the world any pharmaceutical product (other than the Licensed Products) containing gemcitabine or any other prodrugs of dFdCTP and/or dFdCDP (a “Competing Product”). Notwithstanding the foregoing, if either Party is acquired by a Third Party, or merged with or into a Third Party in a transaction in which the shareholders of the Party immediately prior to such transaction own less than 50% of the voting rights of such Party or of the resulting entity immediately after such transaction, then such Party and its Affiliates may continue to Develop, market, detail, promote or otherwise

Commercialize in the Licensee Territory any Competing Product that was being Developed or Commercialized by such a Third Party (or any of its Affiliates) prior to the date of such transaction.
     4.3 Promotional Materials and Activities.
          4.3.1 In General. Licensee shall be responsible for preparing all Promotional Materials used to support the Commercialization of the Licensed Products in the Licensee Territory.
          4.3.2 Markings. All Promotional Materials, packaging and Product Labeling for the Licensed Products used by Licensee, its Affiliates, Sublicensees or Distributors in connection with the Licensed Products in any country in the Licensee Territory shall contain (i) the Product Trademarks, (ii) the Corporate Name of Licensee and (iii) if required by Applicable Law, the logo and corporate name of the manufacturer (collectively, the “Markings”). During the Co-Promotion Period and to the extent permitted by Applicable Law, all Promotional Materials, packaging and Product Labeling for the Licensed Products used by Licensee, its Affiliates, Sublicensees or Distributors in connection with the Licensed Products in any country in Europe shall also contain the logo and Corporate Name of each Party with equal prominence.
     4.4 Statements and Compliance with Applicable Law.
          4.4.1 Public Statements Regarding Licensed Products. Licensee shall be responsible for disseminating accurate information regarding the Licensed Products based on Product Labeling and Promotional Materials for the Licensed Products (and for causing its Affiliates, Sublicensees and Distributors to so disseminate such accurate information). In exercising its rights pursuant to this ARTICLE 4, Licensee shall seek to prevent claims or representations in respect of the Licensed Products or the characteristics of the Licensed Products (e.g., safety or efficacy) being made by or on behalf of it or its Affiliates, Sublicensees or Distributors (by members of its or their sales force or otherwise) that do not represent an accurate or fairly balanced summary or explanation of the Product Labeling for the Licensed Products in the country in question.
          4.4.2 Sales Force Compliance. Licensee shall use Commercially Reasonable Efforts to train and monitor its sales representatives so that such sales representatives: (i) use only Promotional Materials (without any addition, deletion or other modification) for the promotion of the Licensed Products in the Licensee Territory, (ii) limit claims of efficacy and safety for the Licensed Products to those that are consistent with Applicable Law and with approved (by the appropriate Regulatory Authority) promotional claims in Product Labeling and Promotional Materials for the Licensed Products, and not add, delete or otherwise modify claims of efficacy and safety in the promotion of the Licensed Products in any respect from those claims of efficacy and safety that are contained in such approved Product Labeling and Promotional Materials and (iii) Commercialize the Licensed Products in accordance in all material respects with Applicable Law and applicable codes for the promotion of pharmaceutical products, including marketing, promotion and distribution of medicinal products.

          4.4.3 Medical and Other Inquiries. The Licensee shall be responsible for responding to all medical questions or inquiries from customers or others in the Licensee Territory relating to the Licensed Products sold in Licensee Territory. The Licensee shall keep such records and make such reports as are reasonably necessary to document such communications in compliance with all Applicable Law.
          4.4.4 Compliance with Laws. Licensee shall comply with all Applicable Law with respect to the Commercialization of the Licensed Products. Neither Party shall be required to undertake any activity relating to the Commercialization of the Licensed Products that it believes, in good faith, may violate Applicable Law. Licensee shall in all material respects conform its practices and procedures relating to educating the medical community in the Licensee Territory with respect to the Licensed Products to any applicable industry association regulations, policies and guidelines, as the same may be amended from time to time and shall comply with Applicable Law with respect thereto.
     4.5 Use of Distributors. Licensee shall have the right to use Distributors to Commercialize the Licensed Products in any country in the Licensee Territory in which Licensee deems it Commercially Reasonable to do so; provided, that (a) no Distributors shall be appointed for Europe prior to the filing of the MAA and (b) during the Co-Promotion Period, Licensee shall have obtained Licensor’s prior written consent prior to the appointment of any Distributor in Europe.
     4.6 Sales and Distribution in Licensee Territory. Licensee shall be solely responsible for invoicing and booking sales, establishing all terms of sale (including pricing and discounts) and warehousing and distributing the Licensed Products in the Licensee Territory and shall perform all related services, in each case in a manner consistent with the terms and conditions of this Agreement and the Commercialization Plans. Licensee shall also be solely responsible for handling all returns, recalls or withdrawals in accordance with ARTICLE 10, order processing, invoicing and collection, distribution and inventory and receivables in the Licensee Territory.
     4.7 [Intentionally left blank].
     4.8 [Intentionally left blank].
     4.9 Commercialization Plans and Implementation.
          4.9.1 Commercialization Plan. The Commercialization of the Licensed Products shall be conducted pursuant to an annual plan and budget to be prepared by Licensee with respect to the Americas/Europe Territory (the “Americas/Europe Commercialization Plan”) and the Asia/ROW Territory (the “Asia/ROW Commercialization Plan”) (the Americas/Europe Commercialization Plan and the Asia/ROW Commercialization Plan, collectively the “Commercialization Plans”), which plans and budgets shall be consistent with Licensee’s obligations set forth in Section 4.1. The Commercialization Plans shall include, when and as formulated by Licensee: with respect to the Americas/Europe Territory or the Asia/ROW Territory, as applicable, (i) general strategies for the promoting, Detailing, marketing, sales and distribution of the Licensed Products in each applicable countries, including the identification of any Third Parties engaged or to be engaged in connection with such activities and the arrangements with them that have been or are proposed to be agreed upon (including policies and procedures for adjustments, rebates, bundling and the like), (ii) estimated launch date, market and sales forecasts, in numbers of patients and local currency, and competitive analysis for the Licensed Products for the Licensee Territory and for each country within the Licensee Territory, (iii) product positioning and promotional plans (including examples of planned Promotional Materials), (iv) Phase IV clinical trial support, if applicable, (v) managed care contracting strategy, (vi) conduct of Licensed Product-specific training programs for sales representatives, (viii) a detailed manufacturing plan, (ix) pre-launch commercialization activities and the expected date of launch, (x) sales force size and allocation throughout the Licensee Territory and, during the Co-Promotion Period, (xi) a detailed budget for the Commercialization Costs to be incurred in connection with performing such Americas/Europe Commercialization Plan and (xii) an allocation of specific responsibilities of each of the Parties with respect to Commercialization objectives, including a specification of target market segments and Detailing requirements and strategy to be achieved during the calendar year to which the Commercialization Plans relate. The Parties agree that any forecasts provided by Licensee as part of the Commercialization Plans shall be regarded as Licensee’s good faith estimates based upon conditions then existing and shall not be binding upon Licensee. The first such Commercialization Plans shall be prepared by Licensee and furnished to Licensor through the JSC by no later than twelve months before the anticipated launch of the first Licensed Product in each of the Americas/Europe Territory and Asia/ROW Territory, respectively, and shall thereafter be updated annually, with delivery of draft Commercialization Plans to Licensor by no later than November 1 of each successive Calendar Year and delivery of the final Commercialization Plans following the approval of such Commercialization Plans by the board of directors of Licensee.
          4.9.2 Ongoing Disclosure Regarding Commercialization. Licensee will keep Licensor informed about Licensee’s efforts to Commercialize the Licensed Products, including summaries of Licensee’s (and its Affiliates’ and Sublicensees’) major marketing activities, progress towards meeting the goals and milestones in the Commercialization Plans, significant developments in the commercialization of the Licensed Products, any reasons for any deviations or variances (either in time or in sales or other numerical figures) in meeting sales projections, milestones or timelines in the Commercialization Plans, any proposed changes in the Commercialization Plans, and representative samples of Promotional Materials. Such disclosures will be made through the members of the JSC in a written report provided to Licensor at least once every six months while Licensed Products are being sold anywhere in the Licensee Territory.
     4.10 Manufacture of Licensed Product.
          4.10.1 Existing Material. Promptly following the Original Execution Date, Licensor shall make available to Licensee all existing clinical inventory of the Licensed Products meeting criteria determined by Licensee and furnished to Licensor. Licensee shall pay 50% of the Manufacturing Costs for all such material that was released prior to the Original Execution Date and 100% of the Manufacturing Costs of any such material that is released thereafter. Thereafter, Licensee shall, with the assistance of Licensor, arrange the Manufacture of additional clinical material to support Phase II Studies if the existing, transferred inventories are determined by Licensee to be inadequate to complete the Phase II Studies. Licensor shall maintain and complete ongoing stability studies of the Licensed Products and keep Licensee reasonably informed with regard to the results from those studies; provided, that Licensee shall pay all Development Costs incurred in performing such studies after the Original Execution Date.
          4.10.2 Scaled Up Manufacturing. Licensor and Licensee shall discuss and agree on the optimal strategy for Manufacturing development and scale-up, and for the further Manufacture of the GMP materials for Phase III Studies and commercial supply of the Licensed Product. In particular, Licensee shall be responsible for leading process development activities and the Manufacture of GMP materials for Phase III Studies and commercial supply, and shall reimburse Licensor for its documented internal costs on an FTE Rate basis and its Third Party costs to assist with the foregoing activities.
ARTICLE 5
LICENSOR CO-PROMOTION OPTION
     5.1 General.
          5.1.1 Licensor Co-Promotion Option. Licensor shall have the right (but not the obligation) to, by giving notice to Licensee at any time prior to the later of (x) three months after the date on which Licensee notified Licensor under Section 5.1.2 of the expected date of the filing in Europe of the first MAA for a Licensed Product or (y) the first MAA for a Licensed Product is filed in Europe (such date, the “Co-Promotion Expiration Date”), to elect to share in the Commercialization activities of the Licensed Products in Europe with Licensee under the terms of this Agreement in lieu of receiving royalties from Licensee in respect of Europe under ARTICLE 7 (the “Licensor Co-Promotion Option”). Licensor shall notify Licensee in writing of its decision, in its sole discretion, to elect to exercise the Licensor Co-Promotion Option in Europe.
          5.1.2 Notices of Anticipated Option Dates. Promptly following the availability of (a) top-line results from the first Phase II Study of a Licensed Product and (b) top-line results from the first Phase III Study of a Licensed Product, Licensee shall notify Licensor and shall provide all then available data, results and reports of such studies, and Licensor shall also provide Licensor three months’ prior written notice of the date it expects to file the first MAA for a Licensed Product.
          5.1.3 Statement of Initial Development Costs and Other Information. If Licensor, in good faith, believes that, subject to the procedures described below, it is more than likely to exercise Licensor Co-Promotion Option, it shall send a notice to Licensee indicating its intent to so exercise its rights (the “Option Exercise Intent Notice”). Such Option Exercise Intent Notice shall include an anticipated Co-Promotion Exercise Date. Within ten (10) Business Days following the date of the Option Exercise Intent Notice, Licensee shall deliver to Licensor:
               (a) a statement, prepared in accordance with GAAP and consistent with the information regarding Development efforts previously furnished to Licensor through the JSC, setting forth in reasonable detail the aggregate Development Costs that have been incurred by it from the Original Execution Date through the anticipated Co-

Promotion Exercise Date. Unless such aggregate amount is disputed by Licensor within ten (10) days of its delivery, the aggregate figure reflected in Licensee’s statement shall be definitive for purposes of ARTICLE 5. If the Licensor disputes such statement, then such Dispute shall be resolved in accordance with Section 15.7.2(b).
               (b) Projection of Development Costs for the next 3 Calendar Years (the “Development Budget”);
               (c) Americas/Europe Commercialization Plan and Projection of Commercialization Costs in Europe for the next 3 Calendar Years;
               (d) Such other material results, development protocols, market potential projections and other information possessed by Licensee (and that was not previously provided to Licensor) that in Licensee’s reasonable judgment would be material for making Licensor’s decision to exercise the Licensor Co-Promotion Option.
          5.1.4 Within twenty (20) Business Days following the later of the date of delivery of Licensee’s statement of the Initial Development Costs, or the resolution of any Dispute with respect to such statement, and the other information described in Section 5.1.3, Licensor shall deliver either a notice of its exercise of the Licensor Co-Promotion Option, or a notice that it has decided not to so exercise such Licensor Co-Promotion Option at such time (without prejudice to its right to so exercise the Licensor Co-Promotion Option at another time prior to the Co-Promotion Expiration Date.)
          5.1.5 It shall be Licensor’s responsibility to allow for sufficient time following the delivery of an Option Exercise Intent Notice for Licensor to exercise the Licensor Co-Promotion Option prior to the specified dates set forth in Section 5.2 below and prior to the Co-Promotion Expiration Date.
     5.2 Development Costs Upon Exercise of Licensor Co-Promotion Option.
          5.2.1 Initial Development Costs. Upon the exercise by Licensor of the Licensor Co-Promotion Option provided for in Section 5.1.1 and within sixty (60) Business Days following the Co-Promotion Exercise Date, Licensor shall make one of the two following payments to Licensee, dependent upon the timing of the Co-Promotion Exercise Date:
               (a) if the Co-Promotion Exercise Date occurs following the date of the provision to Licensor by Licensee of top-line results from the first Phase II Study of a Licensed Product but prior to the provision to Licensor by Licensee of top-line results from the first Phase III Study of a Licensed Product, Licensor shall make a payment to Licensee in the amount of Thirty-Five Percent (35%) of Development Costs incurred from the Original Execution Date through the Co-Promotion Exercise Date; or
               (b) if the Co-Promotion Exercise Date occurs following the date of the provision to Licensor by Licensee of top-line results from the first Phase III Study of a Licensed Product, Licensor shall make a payment to Licensee in the amount of Forty Percent (40%) of Development Costs incurred from the Original Execution Date through the Co-Promotion Exercise Date.

          If Licensor does not make such payment within such time period, the Licensor Co-Promotion Option shall not be effective and Licensor shall no longer have the right to exercise the Licensor Co-Promotion Option.
          5.2.2 Responsibility for Development Costs following Co-Promotion Exercise Date. During the Co-Promotion Period, the Parties shall share all Development Costs in the following proportions: Licensor shall bear Twenty-Five Percent (25%) of all Development Costs and Licensee shall bear Seventy Five Percent (75%) of all Development Costs; provided, that (a) each Party shall pay 50% of all filing fees in connection with the filing of applications for Regulatory Approvals for a jurisdiction in Europe and 50% of any Development Costs incurred to conduct a Clinical Study required only by the EMEA; and (b) Licensee shall bear 100% of all Development Costs (x) incurred in the first 12 months following the Co-Promotion Exercise Date exceeding 110% of the amount for such time period set forth in the Development Budget provided under Section 5.1.3 and (y) incurred in the following 24 months exceeding 115% of the amount for such time period set forth in the Development Budget provided under Section 5.1.3 (excluding, in each such case (x) or (y), Development Costs incurred to perform any new Clinical Study that is required by a Regulatory Authority and was not identified in the Americas/Europe Development Plan at the time of the Co-Promotion Exercise Date).
     5.3 Milestone Payments Upon Exercise of Licensor Co-Promotion Option. If the Licensor elects to exercise the Licensor Co-Promotion Option, then (a) the milestone payments set forth in Sections 7.1.2(c), 7.1.2(e), 7.1.2(g) and 7.1.2(i) shall be reduced by 33.3% and (b) the milestone payments set forth in Section 7.1.3 shall each be reduced by 40%.
     5.4 Profit Sharing in Lieu of Royalties. If Licensor elects to exercise the Licensor Co-Promotion Option, then during the Co-Promotion Period Licensor shall not be entitled to any royalty payments pursuant to Section 7.2 with respect to Net Sales of the Licensed Product in Europe recorded from and after the Co-Promotion Exercise Date. In lieu of such royalties, during the Co-Promotion Period Licensor and Licensee shall divide the Pre-tax Net Profit from Net Sales of Licensed Products in Europe on a fifty/fifty basis.
     5.5 Americas/Europe Commercialization Plan after Exercise of Co-Promotion Option. During the Co-Promotion Period, while Licensee shall maintain overall authority for the Commercialization of the Licensed Products in Europe, the Americas/Europe Commercialization Plan shall include mutually agreed upon obligations on the part of Licensor to provide specified levels of personnel and resources in specific countries within Europe to assist Licensee in the Commercialization of the Licensed Products, as well as coordination of promotional materials used by each Party. In any event, during the Co-Promotion Period Licensor shall have the right, on a Licensed Product-by-Licensed Product basis, to provide up to 50% of the Details in each of the EU5 Countries, Denmark, Norway and Sweden, and a lesser percentage of Details in other European countries; provided, that, on the Co-Promotion Exercise Date, Licensor has established, or is then planning in connection with another product at a similar stage of development to establish, prior to launch of the first Licensed Product in any such country, an organization having a sufficient number of sales representatives to conduct such Detailing activities.

     5.6 Amendment to Agreement. Promptly following the Co-Promotion Exercise Date, the Parties will negotiate in good faith an amendment to this Agreement to provide additional detail regarding the supervision and implementation of the co-promotion activities contemplated by Section 5.5, periodic reporting of Pre-tax Net Profits and the calculations therefor (including monthly reporting of estimated Pre-tax Net Profits and quarterly payment reconciling amounts), payment and credit mechanisms to implement Section 5.4, procedures for the defense of Third Party claims that are subject to shared costs under Section 13.4, procedures to assure that the Detailing assigned to each Party within the parameters established by Section 5.5 shall be allocated in an equitable and proportional manner among targeted prescribers (taking into account specialty, expected prescribing level, geography and other relevant factors), management provisions relating to Licensor sales or medical marketing representatives and the coordination of their efforts by Licensee’s marketing management, and other provisions typically found in co-promotion agreements between parties in the pharmaceutical industry. If the Parties fail to reach such an agreement within forty-five (45) days after the Co-Promotion Exercise Date, any Dispute in connection therewith shall be resolved in accordance with Section 15.7.2(b).
     5.7 Accounting Procedures. For purposes of determining Development Costs and Commercialization Costs, any expense allocated by either Party to a particular category under Development Costs and Commercialization Costs for the Licensed Products shall not also be allocated to another category under Development Costs and Commercialization Costs for the Licensed Products. Each Party shall determine Development Costs and Commercialization Costs with respect to the Licensed Products using its standard accounting procedures in accordance with GAAP, consistently applied, to the maximum extent practical as if the Licensed Products were solely-owned products of the Party (provided that the application of such procedures results, on balance, in outcomes that are fair and equitable to both Parties taking into consideration the interests of both Parties as reflected in this Agreement). Each Party shall have the right to audit the other Party’s records to confirm the accuracy of the other Party’s costs and reports as provided in Section 7.12. If the Parties fail to agree on the accuracy of such costs and reports, such Dispute shall be resolved in accordance with Section 15.7.2(b).
     5.8 Licensor Right to Opt-Out. Licensor shall have the right to opt-out of its rights under this ARTICLE 5 to Co-Promote the Licensed Products in Europe upon six (6) months prior written notice to Licensee (the “Licensor Opt-out Right”).
          5.8.1 Conversion to Royalty. Following the effective date of the Licensor Opt-out Right, Licensor shall no longer share in the Pre-tax Net Profit as provided in Section 5.4 and Licensee shall instead (a) pay 100% of the amount of all milestone payments set forth in Sections 7.1.2 and 7.1.3 accruing thereafter and (b) in addition to royalties payable under Section 7.2.1, pay an additional royalty on Net Sales in Europe as provided in Section 7.2.3.
ARTICLE 6
JOINT STEERING COMMITTEE
     6.1 Joint Steering Committee (JSC).

          6.1.1 Formation and Purpose. For the purpose of establishing a thorough and effective co-operation and communication between them during the term of this Agreement, within thirty (30) days after the Original Execution Date the Parties shall establish a “Joint Steering Committee” or “JSC” in accordance with this Section 6.1 to exchange information relating to the Development and the Commercialization of the Licensed Products, as further described in this Section 6.1 or otherwise set forth in this Agreement, and, among other things, to facilitate the flow of information with respect to Development activities being conducted for the Licensed Products and Clinical Studies and Post Approval Studies for the Licensed Products conducted under the Development Plans. Each Party shall designate its initial members of the JSC within thirty (30) days after the Original Execution Date by written notice to the other Party.
          6.1.2 Specific Responsibilities of the JSC. At its meetings, the JSC shall, consistent with the terms and conditions of this Agreement,
               (a) review the Development Plans and, during the Co-Promotion Period, approve the Americas/Europe Development Plan for the United States and Europe and the Development Budget (including all amendments),
               (b) monitor the Licensee’s progress toward the objectives and timelines set forth in the Development Plans and the Commercialization Plans and, during the Co-Promotion Period, the progress of both Parties towards those objectives with respect to the Americas/Europe Development Plan and the Americas/Europe Commercialization Plan,
               (c) review the Commercialization Plans and, during the Co-Promotion Period, approve the Americas/Europe Commercialization Plan for Europe,
               (d) undertake and/or approve such other matters as are specifically provided for the JSC under this Agreement, and
               (e) serve as a forum for communication between the Parties and to resolve issues as mutually agreed.
The JSC shall create, when advisable, subcommittees such as, for example, a joint development committee and/or a joint manufacturing committee, comprised of representatives of each Party having qualifications and experience relevant to a productive dialogue on the subject matter of each such subcommittee. All such subcommittees shall report to the JSC.
     6.2 General Provisions. The following general provisions shall govern the conduct of the JSC and such other subcommittees as the JSC may establish from time to time under this Agreement (each, a “Committee”) except as otherwise expressly provided elsewhere in this Agreement or as agreed to by the Parties in writing:
          6.2.1 Membership. Each Committee shall be comprised of an equal number of representatives from each of Licensor and Licensee, selected by such Party. The minimum number of such representatives on each Committee shall be two (2) for each of Licensor and Licensee, which may be increased to such other number as the Parties may agree. Each of Licensee and Licensor may replace its respective Committee representatives at any time, with prior written notice to the other Party. In addition, each Party may, at its discretion, invite employees, and, with the consent of the other Party, consultants or scientific advisors, to attend meetings of each Committee as non-voting observers. Licensee shall designate one of its representatives to serve as chairperson each Committee which designation Licensee may change from time to time by written notice to Licensor.
          6.2.2 Meetings and Minutes. Each Committee shall meet quarterly, or as otherwise agreed to by the Parties, with the location of such meetings designated by Licensee, provided that each Committee may meet by teleconference if in-person meetings are not feasible. The chairperson of each Committee shall be responsible for calling meetings. Each Party shall bear its own personnel, travel and lodging expenses relating to Committee meetings. No costs incurred by either Party in attending such meetings shall be included within Commercialization Costs or Development Costs.
          6.2.3 Procedural Rules. The Committee shall have the right to adopt such standing rules as shall be necessary for its work to the extent that such rules are not inconsistent with this Agreement. A quorum of the Committee shall exist whenever there is present at a meeting at least one representative appointed by each Party. Members of the Committee may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by, and be heard by, the other participants. Representation by proxy shall be allowed. With respect to those actions which require the approval of the JSC pursuant to the express terms of this Agreement, the Committee shall take action by consensus of the members present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance or by a written resolution signed by a representative of each of the members of the Committee. Employees or consultants of either Party that are not members of the Committee may attend any meeting of the Committee; provided, however, that such attendees (a) shall not vote or otherwise participate in the decision-making process of the Committee and (b) are bound by obligations of confidentiality and non-disclosure equivalent to those set forth in ARTICLE 11.
          6.2.4 Decisions of the JSC. The JSC may make decisions with respect to any subject matter that is subject to the JSC’s decision-making authority and functions as set forth in Section 6.1.2. All decisions of the JSC shall be made by unanimous vote or written consent, with each Party each having, collectively, among its respective members, one vote in all decisions. Each Party shall have obtained all necessary board of directors and other internal approvals before attending meetings of the JSC regarding all subjects identified in an agenda for a meeting and before casting its vote on any issue. As to subjects not so identified in advance agendas, the JSC shall, if necessary, defer decision making for a period of no more than ten (10) Business Days to permit such authorizations to be obtained. The JSC shall use reasonable efforts to resolve the matters within its roles and functions or otherwise referred to it. If the JSC cannot reach consensus on a matter within ten Business Days after such matter has been brought to the JSC’s attention, then such matter shall be handled in the manner set forth below:
               (a) any dispute that cannot be resolved by the JSC shall be referred to the Chief Executive Officer of each Party for resolution (the “Executives”). If the Executives are unable to resolve a dispute pursuant to this Section 6.2.4(a) within ten Business Days, the Licensee Executive shall have final decision-making authority on all matters appropriately referred to the Parties’ Executives and shall make such decisions in good faith after considering the interests of both Parties.
               (b) Notwithstanding subsection (a) above, all decisions on the following matters shall require the consent of both Parties:
               (i) during the Co-Promotion Period, matters requiring a material change in any Development or Commercialization activities of Licensor with respect to the United States or Europe;
               (ii) any decisions that would result in a breach, violation or modification of the terms of this Agreement;
               (iii) during the Co-Promotion Period after the third anniversary of the Co-Promotion Exercise Date, (A) any change to the Americas/Europe Development Plan that is likely to increase Development Costs by more than 10% of the then current budget for the then current Calendar Year or by more than 15% of the then current budgets for either of the two years following the then current Calendar Year, or (B) approval of a Development Budget that would result in Development Costs exceeding in any Calendar Year the most recently approved Development Budget by more than 10%;
               (iv) during the Co-Promotion Period, (A) any change to the Americas/Europe Commercialization Plan for Europe that is likely to increase the Commercialization Costs by more than 10% of the then current budget for the then current Calendar Year or (B) approval of budget of the Americas/Europe Commercialization Plan for Europe that would result in Commercialization Costs exceeding in any Calendar Year the most recently approved budget for such Commercialization Costs by more than 10%; and
provided, as to each of cases (iii) and (iv) above, Licensee may proceed without mutual approval if it agrees to fund all resulting Development Costs and Commercialization Costs that exceed such budgeted amounts and their respective percentage collars, in which case Licensee shall have the right to (x) include all such excess Commercialization Costs in the calculation of Pre-tax Net Profits for the year in which such amounts are expended and (y) deduct 25% of all such excess Development Costs from Licensor’s share of Pre-tax Net Profits for the year in which such amounts are expended.
          6.2.5 Limitations on Authority. Each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. The Committees shall not have the power to amend, modify or waive compliance with this Agreement, which may only be amended or modified as provided in Section 15.9 or compliance with which may only be waived as provided in Section 15.12.
          6.2.6 Interactions Between the JSC and Internal Teams. The Parties recognize that each Party possesses an internal structure (including various committees, teams and review boards) that will be involved in administering such Party’s activities under this Agreement. The

JSC shall establish procedures to facilitate communications between such JSC and the relevant internal committee, team or board of each of the Parties in order to maximize the efficiency of the JSC and the performance of the Parties of their obligations under this Agreement, including by requiring appropriate members of such JSC to be available at reasonable times and places and upon reasonable prior notice for making appropriate oral reports to, and responding to reasonable inquiries from, the relevant internal committee, team or board.
ARTICLE 7
CONSIDERATION
     7.1 Payments to Licensor. In partial consideration of the licenses and other rights granted herein, Licensee has made and shall make the following payments to Licensor:
          7.1.1 Signature Fee. On the Original Execution Date, Licensee made a non-refundable, non-creditable payment of Fifteen Million U.S. Dollars ($15,000,000) of which (a) $5,000,000 was allocable to reimbursement of costs to be incurred by Licensor in performing the pre-clinical studies referred to in Section 3.3.1 and (b) the balance compensated Licensor partially for all costs incurred to research and develop the Licensed Product prior to the Original Execution Date.
          7.1.2 Development and Regulatory Milestone Payments for the Americas/Europe Territory. Subject to Section 5.3, Licensee shall make each of the milestone payments provided below within ten (10) days following the achievement of the corresponding milestone event:
Development and Regulatory Milestones & Payments

Milestone		Associated Payment
(a)	Upon the earlier of (i) dosing of the first subject enrolled in a Phase III Study; and (ii) first acceptance for filing by the FDA or EMEA of an NDA or MAA for a Licensed Product for an Indication in the Field; provided, that if, on the date of such filing, Licensee is taking action to commence the first Phase III Study of a Licensed Product, the event described in this clause (ii) shall be the earlier of (A) the dosing of the first subject enrolled in a Phase III Study or (B) 9 months from the date of such filing	[***]

(b)	Upon the first acceptance for filing by the FDA of an NDA for a Licensed Product for an Indication in the Field	[ ***] in addition to any amount then payable under milestone (a)(ii)

(c)	Upon the first acceptance for filing by the EMEA of an MAA for a Licensed Product for an Indication in the Field	[ ***], in addition to any amount then payable under milestone (a)(ii)

Development and Regulatory Milestones & Payments

Milestone		Associated Payment
(d)	Upon the first NDA approval of a Licensed Product in the United States for an Indication in the Field	[ ***]

(e)	Upon the first MAA approval of a Licensed Product in the European Union for an Indication in the Field	[ ***]

(f)	Upon a subsequent NDA approval of a Licensed Product in a second tumor type or any Indication outside of oncology in the United States or of a different formulation of a Licensed Compound for a previously approved Indication	[***]

(g)	Upon a subsequent MAA approval of a Licensed Product in a second tumor type or any Indication outside of oncology in the European Union or of a different formulation of a Licensed Compound for a previously approved Indication	[***]

(h)	Upon a subsequent NDA approval of a Licensed Product in a third tumor type or any Indication outside of Oncology that was not the previously approved in the United States for such Licensed Product in the United States or of a different formulation of a Licensed Compound for a previously approved Indication	[ ***]

(i)	Upon a subsequent MAA approval of a Licensed Product in a third tumor type or any Indication outside of oncology that was not the previously approved in the European Union for such Licensed Product in Europe or of a different formulation of a Licensed Compound for a previously approved Indication	[ ***]
          7.1.3 Sales Milestone Payments for the Americas/Europe Territory. Subject to Section 5.3, Licensee shall make each of the milestone payments provided below upon the first achievement of the corresponding milestone event, with such payment to be made within sixty (60) days following the completion of the applicable quarter in which such level of sales is first achieved:
Sales Milestones & Payments

Milestone		Associated Payment
(a)	*** U.S. Dollars ($***) in aggregate Net Sales of Licensed Products in the Americas/Europe Territory during any four consecutive calendar quarters	[ ***]

Milestone		Associated Payment
(b)	*** U.S. Dollars ($***) in aggregate Net Sales of Licensed Products in the Americas/Europe Territory during any four consecutive calendar quarters	[ ***]

(c)	*** U.S. Dollars ($***) in aggregate Net Sales of Licensed Products in the Americas/Europe Territory during any four consecutive calendar quarters	[ ***]

(d)	*** U.S. Dollars ($***) in aggregate Net Sales of Licensed Products in the Americas/Europe Territory during any four consecutive calendar quarters	[ ***]

(e)	*** U.S. Dollars ($***) in aggregate Net Sales of Licensed Products in the Americas/Europe Territory during any four consecutive calendar quarters	[ ***]
          7.1.4 Distributor Revenues. Licensee shall also pay Licensor ***% of all upfront and milestone payments paid to Licensee or its Affiliates by any Distributor.
          7.1.5 Fee for Expansion of Licensee Territory to include the Asia/ROW Territory. Licensee shall make a non-refundable, non-creditable payment of Ten Million U.S. Dollars ($10,000,000) on the Effective Date.
          7.1.6 Development and Regulatory Milestones Payments for Asia/ROW Territory. Subject to Sections 7.1.8 (a) and (d), Licensee shall make each of the milestone payments provided below within ten (10) days following the achievement of the corresponding milestone event:
Development and Regulatory Milestones & Payments for Asia/ROW Territory

Milestone		Associated Payment
(a)	Upon the first acceptance by applicable Regulatory Authorities in Japan or China for filing of a Drug Approval Application for a Licensed Product for an Indication in the Field	[ ***]

(b)	Upon first approval by applicable Regulatory Authorities in Japan or China of a Drug Approval Application for a Licensed Product for an Indication in the Field	[ ***]

(c)	Upon a subsequent approval by applicable Regulatory Authorities in Japan or China of a Drug Approval Application for a Licensed Product in a second tumor type or any Indication outside of oncology or of a different formulation of a Licensed Compound for a previously approved Indication in such country	[ ***]

          7.1.7 Sales Milestone Payments for the Asia/ROW Territory. Subject to Sections 7.1.8 (a), (b) and (d), Licensee shall make each of the milestone payments provided below upon the first achievement of the corresponding milestone event, with such payment to be made within sixty (60) days following the completion of the applicable quarter in which such level of sales is first achieved:
Sales Milestones & Payments

Milestone		Associated Payment
(a)	*** U.S. Dollars ($***) in aggregate Net Sales of Licensed Products in the Asia/ROW Territory during any four consecutive calendar quarters	[ ***]

(b)	*** U.S. Dollars ($***) in aggregate Net Sales of Licensed Products in the Asia/ROW Territory during any four consecutive calendar quarters	[ ***]

(b)	*** U.S. Dollars ($***) in aggregate Net Sales of Licensed Products in the Asia/ROW Territory during any four consecutive calendar quarters	[ ***]

(c)	*** U.S. Dollars ($***) in aggregate Net Sales of Licensed Products in the Asia/ROW Territory during any four consecutive calendar quarters	[ ***]
          7.1.8 Milestone Payment Terms. For clarification:
               (a) each milestone payment described in Section 7.1.2, 7.1.3, 7.1.6 or 7.1.7 shall be payable only once irrespective of the number of times the milestone events set forth such sections shall have been achieved;
               (b) sales milestones shall be measured over a period of four consecutive quarters and not on a cumulative basis from the inception of sales; if more than one sales milestone is achieved in any four consecutive calendar quarters, both milestone payments are payable; if one or more sales milestones are achieved during any four consecutive calendar quarters, none of the sales in any such quarter may be counted again in determining whether the next sales milestone is achieved;
               (c) sales of Licensed Product on a named patient basis or under a compassionate use program prior to approval of an MAA in Europe shall be excluded from the determination of sales milestones, unless such sales by themselves achieve any sales milestone prior to approval of an MAA in Europe; and

               (d) Licensee shall notify Licensor promptly of any determination, filing or approval that would trigger a payment by Licensee to Licensor under Section 7.1.2, 7.1.3, 7.1.6 or 7.1.7 and the amount of the payment required and shall pay such amount as provided herein.
     7.2 Royalties.
          7.2.1 Subject to Sections 7.3, 7.4 and 8.4, for sales of Licensed Products in the Licensee Territory, Licensee shall pay Licensor royalties based on the following table, with each royalty percentage being applicable to the portion of the annual Net Sales of the Licensed Products falling within the relevant band of the Net Sales for a Calendar Year:

Total annual Net Sales of
Licensed Products in Licensee
Territory	Applicable royalty rate
Less than US$***	***%

US$*** and greater	***
For purposes of the foregoing, it is understood that annual Net Sales shall be calculated on a Calendar Year basis. For example, if in a Calendar Year, Net Sales of US$*** of Licensed Products were realized by Licensee, the royalty payable would be US$ *** ( ***% of the first US$*** and ***% of the next US$***).
          7.2.2 The ***% royalty rate described above shall apply only as long as the Manufacturing Costs (for the units comprising the applicable Net Sales and expressed as a percentage of Net Sales) are less than or equal to ***% of the Net Sales of the Licensed Product. If the Manufacturing Costs exceed such level in any quarter, the royalty rate for such quarter shall be reduced sufficiently to reflect an equal sharing by both Parties of the amount by which such Manufacturing Costs exceed ***% of Net Sales; provided, that the royalty rate shall not be less than ***% on annual Net Sales up to and including US$***
          7.2.3 Following the effective date of a Licensor Opt-out Right pursuant to Section 5.8, Licensee shall pay an additional royalty equal to 5% of the Net Sales in Europe; provided, that, such additional royalty obligation shall terminate when the aggregate amount of such additional royalties paid equals 125% of the amount of Development Costs paid by Licensor under Section 5.2. Notwithstanding anything to the contrary in this Agreement, such additional royalty shall not be subject to any deductions or credits under Section 8.4.
          7.2.4 Notwithstanding the foregoing or any other provision of this Agreement (including any deductions or credits under Article 8), in no event shall the royalty rate on Net Sales be at a rate less than [ ***] ([ ***]%) (“Royalty Rate Floor”).

     7.3 Royalty Term. Licensee’s obligations to pay royalties under this ARTICLE 7 shall terminate, on a country-by-country basis, at such time as Licensee or any Sublicensee is no longer selling Licensed Products in such country (the “Royalty Term”).
     7.4 Royalty Adjustment for Generic Competition. In the event that there is Generic Competition (as defined below) with respect to a Licensed Product in any country in the Licensee Territory, the royalty payable by Licensee on Net Sales of Licensed Products in such country only shall be reduced to the Royalty Rate Floor following the first occurrence of Generic Competition in such country and for as long as Generic Competition prevails in such country. In this Section, “Generic Competition” means the commercial sale in any country in the Licensee Territory of a product that contains the Licensed Compound in a formulation equivalent to that of a Licensed Product pursuant to an approved ANDA or its equivalent filing in a jurisdiction outside of the United States.
     7.5 Methodology for Royalty Offsets. For purposes of any royalty offsets under Section 8.4:
               (a) Royalties in each quarter shall be calculated using the weighted average royalty rate on the cumulative year-to-date aggregate Net Sales in the Licensee Territory;
               (b) Such weighted average royalty rate (the “Average Full Royalty Rate") will be applied to the cumulative year-to-date Net Sales in any country in which none of the reductions, deductions or credits referred to Section 8.4 apply; and
               (c) In respect of all other countries, the Average Full Royalty Rate will then be adjusted for each country after taking into account the applicable reductions, deductions or credits referred to in Section 8.4. Such adjusted Average Full Royalty Rate will then be applied to the cumulative year-to-date Net Sales in such countries.
     7.6 Royalty Payments. Royalties shall be payable on a quarterly basis, within sixty (60) days after the end of each calendar quarter of each Calendar Year, based upon the Net Sales during such quarter. Royalties shall be calculated in accordance with GAAP and with the terms of this ARTICLE 7. Only one royalty payment shall be due on Net Sales even though the sale or use of a Licensed Product may be covered by more than one Patent or Know-How in a country.
     7.7 Royalty Statements. Each royalty payment hereunder shall be accompanied by a statement showing, on a country-by-country and Licensed Product-by-Licensed Product basis, at a minimum (a) Invoiced Sales and Net Sales for the Licensee Territory, (b) a detailed breakdown of any deductions from the Invoiced Sales that were taken to calculate Net Sales, (c) the currency exchange rates used in determining such Invoiced Sales and Net Sales, and (d) the amount of royalties due on such Net Sales. Licensee shall also provide a statement of its estimated Net Sales within ten days after the end of each month.
     7.8 Mode of Payment. All payments to Licensor or Licensee under this Agreement shall be made by deposit of United States dollars in the requisite amount to such bank account as the receiving Party may from time to time designate by notice to the paying Party. With respect to sales outside the United States, payments shall be calculated based on currency exchange rates for the calendar quarter for which remittance is made for royalties. For each month and each currency, such exchange rate shall equal the arithmetic average of the daily exchange rates (obtained as described below) during such calendar quarter; each daily exchange rate shall be obtained from www.OANDA.com or, if not so available, as otherwise agreed by the Parties. Notwithstanding the foregoing, for purposes of calculating the Net Sales thresholds set forth in Sections 7.1.3, 7.1.7 and 7.2, the aggregate Net Sales with respect to each calendar quarter within a Calendar Year shall be calculated based on the currency exchange rates for the calendar quarter in which such Net Sales occurred, in a manner consistent with the exchange rate procedures set forth in the immediately preceding sentence.
     7.9 Taxes.
          7.9.1 General. The royalties, milestone payments and other amounts payable by Licensee to Licensor pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by Applicable Law. Licensor alone shall be responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be paid by Licensee) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Licensee shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if Licensor is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Licensee or the appropriate governmental authority (with the assistance of Licensee to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Licensee of its obligation to withhold tax, and Licensee shall apply the reduced rate of withholding, or dispense with withholding, as the case may be, provided that Licensee has received evidence, in a form reasonably satisfactory to Licensee, of Licensor’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) days prior to the time that the Payments are due. If, in accordance with the foregoing, Licensee withholds any amount, it shall pay to Licensor the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to Licensor proof of such payment within sixty (60) days following that payment. The rights and obligations set forth in this Section 7.9.1 shall apply mutatis mutandis with respect to any amounts payable by Licensor to Licensee pursuant to Section 3.3.2.
          7.9.2 Value Added Tax. Notwithstanding anything contained in Section 7.9.1, this Section 7.9.2 shall apply with respect to value added tax (“VAT”). All Payments are exclusive of VAT. If any VAT is chargeable in respect of any Payments, Licensee shall pay VAT at the applicable rate in respect of any such Payments following the receipt of a VAT invoice in the appropriate form issued by Licensor in respect of those Payments, such VAT to be payable on the later of the due date of the payment of the Payments to which such VAT relates and sixty (60) days after the receipt by Licensee of the applicable invoice relating to that VAT payment.
     7.10 Interest on Late Payment. If any payment due to either Party under this Agreement is overdue (and is not subject to a good faith dispute), then such paying Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of the lesser of two percent (2%) above the prime rate as reported in The Wall

Street Journal, Eastern Edition, and the maximum rate permitted by Applicable Law, such interest to run from the date upon which payment of such sum became due until payment thereof in full together with such interest.
     7.11 Financial Records. Licensee shall, and shall cause its Affiliates and Sublicensees to, keep reasonably complete and accurate books and records pertaining to the Commercialization, sale, delivery and use of Licensed Products, including books and records of the Invoiced Sales (including any deductions therefrom) and Net Sales of Licensed Products, in sufficient detail to calculate the royalties payable under this Agreement. Both Parties shall, and shall cause their respective Affiliates and, with respect to Licensee, its Sublicensees to, keep reasonably complete and accurate books and records pertaining to Development Costs and Commercialization Costs and the costs described in Section 3.3.2 in connection with the Development activities set forth in Exhibit 3.3.2. Such books and records shall be retained by both Parties and their Affiliates and with respect to Licensee and its Sublicensees until the later of (a) three (3) years after the end of the period to which such books and records pertain and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.
     7.12 Audit. At the request of either Party, the other Party shall, and shall cause its Affiliates and, with respect to Licensee, its Sublicensees, to, permit the requesting Party and its representatives, at reasonable times and upon reasonable notice, to examine the books and records maintained pursuant to Section 7.11. Such examinations may not (a) be conducted for any Calendar Year more than three (3) years after the end of such year, (b) be conducted more than once in any twelve (12) month period or (c) be repeated for any Calendar Year. Except as provided below, the cost of this examination shall be borne by the Party that requested the examination, unless the audit reveals a variance of more than five percent (5%) from the reported amounts, in which case the audited Party shall bear the cost of the audit. Unless disputed pursuant to Section 7.13 below, if such audit concludes that additional payments were owed or that excess payments were made during such period, the paying Party shall pay the additional royalties or the receiving Party shall reimburse such excess payments, with interest from the date originally due as provided in Section 7.10, within sixty (60) days after the date on which a written report of such audit is delivered to the Parties.
     7.13 Audit Dispute. In the event of a Dispute regarding such books and records, including the amount of royalties owed to Licensor under this ARTICLE 7 or the calculation or allocation of Development Costs and Commercialization Costs pursuant to ARTICLE 5, Licensor and Licensee shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such Dispute within thirty (30) days, such Dispute shall be resolved in accordance with Section 15.7.2(b).
     7.14 Confidentiality. The receiving Party shall treat all information subject to review under this ARTICLE 7 in accordance with the confidentiality provisions of ARTICLE 11 and the Parties shall cause any auditor or arbitrator to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

ARTICLE 8
INTELLECTUAL PROPERTY
     8.1 Ownership of Intellectual Property.
          8.1.1 Ownership of Technology. Subject to Sections 8.1.2, 8.1.3, 8.1.4, 8.1.5 and 8.1.6 and the licenses and rights of reference granted under Section 2.1, as between the Parties, each Party shall own and retain all right, title and interest in and to any and all: (a) Information that is conceived, discovered, developed or otherwise made, as necessary to establish authorship, inventorship or ownership under applicable United States law, by or on behalf of such Party under or in connection with this Agreement (or its Affiliates or its licensees or Sublicensees), whether or not patented or patentable, and any and all Patents and Intellectual Property Rights with respect thereto, except to the extent that any such Information, or any Patents or Intellectual Property Rights with respect thereto, is Joint Know-How or Joint Patents, and (b) other Information or other inventions and Patents and Intellectual Property Rights that are owned or otherwise Controlled (other than pursuant to the license grants set forth in Section 2.1), by such Party, its Affiliates or its licensees or Sublicensees. In the event that Licensor makes any Improvement relating to the Licensed Compound or the Licensed Products including a different formulation of a Licensed Product, Licensor shall have the right, title and interest in the Improvement and any Patent covering the Improvement, subject to the licenses granted herein.
          8.1.2 Ownership of Product Trademarks, Licensor Patents and Licensor Know-How. Subject to the licenses and rights of reference granted under Section 2.1, as between the Parties, Licensor shall own and retain all right, title and interest in and to all Product Trademarks, Licensor Patents and Licensor Know-How.
          8.1.3 Ownership of Regulatory Documentation and the Drug Master File. Except for the IND under which Licensor shall continue to conduct the Phase I Study of the oral formulation of the Licensed Product, as between the Parties, Licensee shall own all right, title and interest in and to all Regulatory Approvals and, to the extent they contain Licensee Know-How, the Drug Master Files with respect to the Licensed Products in the Licensee Territory and the Regulatory Documentation (other than Clinical Data as to which Section 8.1.4 shall apply) with respect thereto. Subject to the right of reference granted to Licensee under Section 2.1.4, Licensor shall own and retain all right, title and interest in and to all other Regulatory Approvals, and all other Regulatory Documentation with respect to the Licensed Compound or the Licensed Product.
          8.1.4 Clinical Data. Licensee shall own and retain all right, title and interest in and to all Clinical Data generated by or on behalf of Licensee. Subject to the right of reference granted to Licensee under Section 2.1, Licensor shall own and retain all right, title and interest in and to all other Clinical Data.
          8.1.5 Ownership of Improvements, Joint Patents and Joint Know-How. Except as expressly set forth in Section 8.1.3 and 8.1.4, as between the Parties, the Parties shall each own an equal, undivided interest in any and all (a) Information and Improvements that are conceived, discovered, developed or otherwise made, as necessary to establish authorship, inventorship or ownership under applicable United States law, jointly by or on behalf of Licensor (or its Affiliates), on the one hand, and Licensee (or its Affiliates or its Sublicensees), on the other hand, in connection with the work conducted under or in connection with this Agreement, whether or not patented or patentable (to the extent such Information or Improvements are not generally known and not covered or claimed by Joint Patents, the “Joint Know-How”) and (b) Patents and Intellectual Property Rights with respect to such Information and Improvements (the “Joint Patents”). Together, such Information, Improvements, Patents and Intellectual Property Rights as described in clause (a) and clause (b) of this Section 8.1.5 shall be referred to herein as the “Joint Intellectual Property Rights”. Notwithstanding the foregoing, the intravenous formulation of the Licensed Product that the Parties conceive or reduce to practice and claim in the provisional patent application filed on the 20th of November 2009 which is entitled, “Parenteral Formulations of Gemcitabine Derivatives” shall be solely owned by Licensor, regardless of any inventive contribution by Licensee and its employees and other representatives. Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates, licensees and Sublicensees to so disclose, the development, making, conception or reduction to practice of any Joint Know-How or Joint Patents. Each Party shall have the right to Exploit the Joint Intellectual Property Rights outside the scope of this Agreement in any manner that is not inconsistent with the rights and obligations of the Parties under this Agreement in its sole discretion, in each case, without the consent of, or an accounting to, the other Party, and provided, that neither Party shall assign its rights in any Joint Intellectual Property Rights without the other Party’s prior written consent, such consent not to be unreasonably withheld or delayed.
          8.1.6 Ownership of Corporate Names. As between the Parties, each Party shall retain all right, title and interest in and to its Corporate Names and agrees that it shall not attack, dispute or contest the validity of or ownership of such other Party’s Corporate Names or any registrations issued or issuing with respect thereto.

     8.2 Maintenance and Prosecution of Patents and Trademarks.
          8.2.1 Licensor. Subject to Section 8.2.4, Licensor, through patent attorneys or agents of its choice, shall be responsible for obtaining, prosecuting and maintaining all Licensor Patents and Joint Patents (in the name of both Parties) other than those referred to in Section 8.2.2 below. Reasonable and verifiable expenses incurred by Licensor in the preparation, registration, filing, prosecution and maintenance (as applicable) of such Licensor Patents or Joint Patents shall be borne by Licensee. Licensor shall not abandon or cease the prosecution of any such application for such Licensor Patent or Joint Patent or permit any Patent issuing therefrom to lapse without first notifying Licensee and permitting Licensee to continue the prosecution of such applications or registrations or pay any required fees in the name of Licensor, at Licensee’s expense and through patent attorneys of its choice. Licensee shall not become an assignee of any Patent or application for Patent as a result of its continuing the prosecution or registration of an application for Patent or Trademark or paying any fees according to this Section 8.2.1. The Party responsible for prosecuting a Patent under this Section 8.2 shall also have the responsibility, at its costs, for all oppositions and interference proceedings in respect of such Patent.
          8.2.2 Licensee. Licensee shall be responsible for obtaining, prosecuting and maintaining throughout the Licensee Territory, Licensor Patents (in the name of Licensor) and Joint Patents (in the name of both Parties) that claim only the Licensed Product. In this regard, Licensee shall have the first right to (a) file, prosecute and maintain Patent applications to seek such Patent rights for the Licensed Compound and the Licensed Products and any patentable Know-How in the Licensee Territory and (b) control the selection, development, registration, prosecution and maintenance of the Product Trademarks (in the name of Licensor) in the Licensee Territory. Any expenses incurred by Licensee in the preparation, selection, development, registration, filing, prosecution and maintenance (as applicable) of such Patents and Product Trademarks in the Licensee Territory shall be borne by Licensee. With respect to any such Licensor Patent or Joint Patent or Product Trademark, Licensee shall not abandon or cease the prosecution of any such application for a Patent or Product Trademark (or preparation thereof) or permit any Patent or Product Trademark issuing therefrom to lapse without first notifying Licensor and permitting Licensor to continue the preparation, filing, prosecution and maintenance of such applications or pay any required fees in the name of Licensee, at Licensor’s expense and through patent attorneys or agents of its choice. Licensee shall be solely responsible, at its costs, for prosecuting and maintaining all Licensee Patents worldwide.
          8.2.3 Cooperation. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in Section 8.2.1 and 8.2.2. Each Party shall (a) keep the other Party currently informed of the status of and all steps to be taken in the preparation and prosecution of all applications filed by it according to this Section 8.2, (b) furnish the other Party with copies of such applications for Patents, amendments thereto and other related material correspondence to and from patent offices, and (c) to the extent reasonably practicable, permit the other Party an opportunity to offer its comments thereon and give such comments good faith consideration before making a submission to a patent office which could materially affect the scope or validity of the Patent coverage that may result. Such other Party shall offer its comments, if any, promptly. In respect of the prosecution of counterpart patent applications of the same Licensor Patent in different countries, the Parties shall coordinate such filings so that they take consistent positions with patent offices; if there are any disputes about such filings, Licensor shall have the right to make all final decisions.
          8.2.4 Patent Term Extensions. The JSC shall be responsible for making decisions regarding patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for Licensor Patents, Licensee Patents and Joint Patents in any country in the Licensee Territory, provided that (a) any Dispute with respect thereto shall be resolved by the owner of the applicable Patent or, in the case of Joint Patents, by Licensee and (b) any applications or filings with respect thereto shall be made by Licensee in the name of the owner of the applicable Patent. Each Party shall reasonably cooperate, as requested by the other Party, to promptly and timely implement or effect such decisions. Notwithstanding the foregoing, the Parties shall coordinate their activities with respect to any patent term extension with respect to all Patents in order to secure the optimal protection for the Licensed Products available under Applicable Law.
     8.3 Enforcement of Patents and Trademarks.
          8.3.1 Rights and Procedures. In the event that either Party reasonably believes that a Third Party may be infringing any of the Licensor Patents, the Licensee Patents, the Joint Patents or the Product Trademarks, such Party shall promptly notify the other Party in writing, identifying the alleged infringer and the alleged infringement complained of and furnishing the information upon which such determination is based. With respect to such suspected infringement of the Licensor Patents, the Licensee Patents, the Joint Patents or the Product Trademarks that is likely or could reasonably be expected to have a material adverse effect on the sale of the Licensed Products in the Licensee Territory, Licensee shall have the first right, but not the obligation, through counsel of its choosing, to take any measures it deems appropriate to stop such infringing activities by such Third Party in any part of the Licensee Territory. In respect of such infringement and to the extent not in conflict with the terms of this Agreement, Licensee shall have the right to grant the infringing Third Party adequate rights and licenses necessary for continuing such activities in any part of the Licensee Territory to the extent Licensee has the right to grant such rights under Section 2.3; such Third Party shall then be deemed a Sublicensee hereunder. In the event Licensee fails within ninety (90) days following notice of such infringement, as provided in the first sentence of this Section 8.3.1, or earlier notifies Licensor in writing of its intent not to take, or thereafter ceases to take, Commercially Reasonable steps to stop any such infringement of any Licensor Patent, Licensee Patent, Joint Patent or Product Trademark in the Licensee Territory and Licensee has not granted the infringing Third Party rights and licenses to continue its otherwise infringing activities as permitted above, then Licensor shall have the right, but not the obligation, to do so. Upon reasonable request by the enforcing Party, the other Party shall give the enforcing Party all reasonable information and assistance, including allowing the enforcing Party access to the other Party’s files and documents and to the other Party’s personnel who may have possession of relevant information and, if necessary for the enforcing Party to prosecute any legal action, joining in the legal action as a party at its own expense. Licensor retains the sole right to enforce the Licensor Patents in respect of any infringement not covered by this Section 8.3.1.

          8.3.2 Generic Competition. Notwithstanding the foregoing, if either Party (a) reasonably believes that a Third Party may be filing or preparing or seeking to file a generic or abridged Drug Approval Application in the Licensee Territory that refers to or relies on Regulatory Documentation submitted by either Party to any Regulatory Authority whether or not such a filing may be in violation of any Regulatory Exclusivity Period or infringe the Licensor Patents, the Licensee Patents or the Joint Patents or (b) receives any notice of certification regarding the Licensor Patents, Joint Patents or Licensee Patents pursuant to the U.S. Drug Price Competition and Patent Term Restoration Act of 1984 (21 United States Code §355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV)) claiming that any such Patents are invalid or unenforceable or claiming that any such Patents will not be infringed by the Manufacture, use, marketing or sale of a product for which an ANDA is filed or (c) receives any equivalent or similar certification or notice in any other jurisdiction, it shall notify the other Party in writing, identifying the alleged applicant or potential applicant and furnishing the information upon which such determination is based, and provide the other Party a copy of any such notice of certification within ten (10) days of receipt and the Parties’ rights and obligations with respect to any legal action as a result of such certification shall be as set forth in Section 8.3.1; provided, however, that if the enforcing Party elects not to bring suit against the Third Party providing notice of such certification within thirty (30) days of receipt of such notice with respect to any Licensor Patent, Joint Patent or Licensee Patent, then the other Party shall have the right, but shall not the obligation, to bring suit against such Third Party and to join the enforcing Party as a Party plaintiff if necessary to bring such a suit, in which event the other Party shall hold the enforcing Party harmless from and against any and all costs and expenses of such litigation, including reasonable attorney’s fees and expenses.
          8.3.3 Cooperation. If either Party is unable to initiate or to prosecute any action under this Section 8.3 solely in its own name or it is otherwise advisable to obtain an effective remedy, the other Party will join such action and will execute, and cause its Affiliates to execute, all documents necessary for the enforcing Party to initiate litigation to prosecute and maintain such action. In connection with any action brought by either Party for patent infringement, the Parties will cooperate fully and will provide each other with any information or assistance that either Party may reasonably request. Each Party shall keep the other Party informed of developments in any action or proceeding, including the status of any settlement negotiations and the terms of any offer related thereto. Each Party may be represented by counsel of its choice.
          8.3.4 Costs and Expenses. Each Party shall bear its own costs and expenses relating to any enforcement action pursuant to Section 8.3.1 or 8.3.2. Any damages or other amounts collected shall be used to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses), with any remainder being allocated as follows: (i) if Licensee was the enforcing Party, any recovery from the enforcement of rights shall be treated as if such remainder amount were Net Sales of the Licensed Products in the Licensee Territory (and Licensee shall pay a Royalty on such amount as provided in Section 7.2.1 without any adjustment, deduction or credits under Articles 7 or 8), and (ii) if Licensor were the enforcing party, such remainder amount shall be shared equally by the Parties.

     8.4 Potential Third Party Rights.
          8.4.1 Third Party Licenses. If the Exploitation of the Licensed Products in accordance with the terms and conditions of this Agreement, by Licensee, its Affiliates or any of its Sublicensees or Distributors infringes any Patents of a Third Party in any country, such that Licensee or any of its Affiliates, Sublicensees or Distributors cannot, in the reasonable judgment of Licensee, after investigation by and consultation with Licensor and competent patent counsel, Develop or Commercialize the Licensed Products in such country without infringing the Patents of such Third Party, then (x) if such Patents have claims that cover only the Licensed Products (as opposed to those Patents which also cover other products of Licensor), Licensee shall have the first right to take the lead on negotiating the terms of each such license with such Third Party and (y) otherwise Licensor shall have the first right to take the lead on negotiating the terms of each such license, and in each case ((x) and (y)), if such Party does not take such lead, then the other Party may do so; provided that it shall use Commercially Reasonable Efforts to seek to obtain, but shall not be required to obtain, worldwide rights with the right to sublicense the other Party for use with its respective products; and provided, further, in either case that the Party obtaining such license shall consult with the other Party prior to making any proposal regarding, or otherwise agreeing to, the terms of any such license. If one or both Parties enter into such a Third Party license agreement, then:
               (a) Each Party shall be solely responsible for all license fees, milestones, royalties or other such payments due to such any Third Party (“Third Party Payments”) (irrespective of the Party that has entered into an agreement with, or first made a payment to, such Third Party) consisting of payments with respect to the Commercialization of, on the one hand a Licensed Product (in the case of Licensee) or, on the other hand, a product other than a Licensed Product (in the case of the Licensor). For clarity, during the Co-Promotion Period, an allocated portion, as between Europe and the other countries in the Licensee Territory based upon sales or reasonably anticipated sales, of the amounts paid by Licensee to a Third Party as a Third Party Payment for the Licensee Territory in accordance with this Section shall be included in the Development Costs and Commercialization Costs; and
               (b) Licensee shall have the right to deduct up to *** percent (***%) of any Third Party Payments paid by Licensee with respect to any country(ies) in the Licensee Territory from royalty payments set forth in Sections 7.2.1 and 7.2.2 hereunder on Net Sales in such country(ies); provided that such royalties payable to Licensor under Sections 7.2.1 and 7.2.2 on such Net Sales shall not be reduced by more than ***percent (***%) in any Calendar Year. In the event that any reduction permitted under this Section is so limited, Licensee may carry the unused portion of such Third Party Payments forward to subsequent Calendar Years, subject to the application of the limitations set forth in this Section.
          8.4.2 Invalidity or Unenforceability Defenses or Actions.
               (a) In the event that a Third Party or Sublicensee asserts, as a defense or as a counterclaim in any infringement action under Section 8.3.1, that any Product Trademark, Licensor Patent, Licensee Patent or Joint Patent is invalid or unenforceable, then the Party enforcing such Product Trademark or Patent in accordance with Section 8.3 shall defend such a defense or as a counterclaim in accordance with Section 8.3; provided, that, if Licensee is such enforcing Party, it shall obtain the written consent of Licensor with respect to the Licensor Patents and the Joint Patents, prior to ceasing to defend, settling or otherwise compromising such defense or counterclaim, such consent not to be unreasonably withheld or delayed.
               (b) Similarly, if a Third Party or Sublicensee asserts, in a declaratory judgment action or similar action or claim filed by such Third Party, that any Product Trademark, Licensor Patent, Licensee Patent or Joint Patent is invalid or unenforceable, then the Party first becoming aware of such action or claim shall promptly give written notice to the other Party, then the Party enforcing such Product Trademark or Patent in accordance with Section 8.3 shall defend such action in accordance with Section 8.3; provided, that, if Licensee is such enforcing Party, it shall obtain the written consent of Licensor with respect to the Licensor Patents and the Joint Patents, prior to ceasing to defend, settling or otherwise compromising such defense or counterclaim, such consent not to be unreasonably withheld or delayed.
               (c) Each Party shall provide to the other Party all reasonable assistance requested by the other Party in connection with any action, claim or suit under this Section 8.4.2, including allowing such other Party access to the assisting Party’s files and documents and to the assisting Party’s personnel who may have possession of relevant information. In particular, the assisting Party shall promptly make available to the other Party, free of charge, all information in its possession or control that it is aware will be reasonably necessary to assist the other Party in responding to any such action, claim or suit.
               (d) Licensee shall not enter into any settlement of any claim or action under Sections 8.3 or 8.4 without the prior written consent of Licensor (which consent will not unreasonably be withheld, delayed or conditioned) if such settlement includes a finding, stipulation or agreement that any Licensor Patent is invalid or unenforceable, or results in or requires a reduction in the scope or abandonment of a claim or enforceable right in any Licensor Patent.
          8.4.3 Third Party Litigation. In the event of any actual or threatened suit against Licensee or its Affiliates, Sublicensees, Distributors or customers alleging that the Development or Commercialization of a Licensed Product in the Licensee Territory infringes the Patents of any Third Party, Licensee shall assume direction and control of the defense of claims arising therefrom (including the right to settle such claims at its sole discretion). Licensee shall be entitled to credit against up to ***percent (***%) of royalties due to Licensor under Sections 7.2.1 and 7.2.2 of this Agreement in any Calendar Year in respect of the allegedly infringing sales up to half of the out-of-pocket costs and expenses (including attorneys’ and experts’ fees) reasonably incurred by Licensee in respect of such action. In the event that any reduction of royalties is limited to ***percent (***%) of royalties due to Licensor under Sections 7.2.1 and 7.2.2 of this Agreement in any Calendar Year, Licensee may carry the unused portion of such costs and expenses forward to subsequent Calendar Years, subject to the application of the limitations set forth in this Section. Licensee will keep Licensor reasonably informed of all material developments in connection with any such claim, suit, or proceeding. Licensee agrees to provide Licensor with copies of all pleadings filed in such action and to allow Licensor reasonable opportunity to participate in the defense of the claims, at its own expense. Each Party shall provide the other Party with copies of any notices it receives from Third Parties relating to any patent nullity actions, declaratory judgment actions and any alleged infringement or misappropriation of the Intellectual Property Rights of a Third Party by the Development, Manufacture or Commercialization of a Licensed Product in any country of the world. Such notices shall be provided promptly, but in no event more than ten (10) days following receipt thereof.
          8.4.4 Retained Rights. Nothing in this Section 8.4 shall prevent Licensee, at its own expense, from obtaining any license or other rights from Third Parties it deems appropriate in order to permit the full and unhindered exercise of its rights under this Agreement.
          8.4.5 Cooperation. In the event that a Third Party institutes a Patent, trade secret or other infringement suit against Licensor, Licensee or their respective Affiliates or, in the case of Licensee, Sublicensees or Distributors, during the term of this Agreement with respect to the Licensed Products, each Party shall, at its own cost and expense, use all reasonable efforts to assist and cooperate with the other Party in connection with the defense of such suit.
ARTICLE 9
COMPLAINTS AND ADVERSE EVENT REPORTING
          During the Co-Promotion Period:
     9.1 Complaints. Each Party shall maintain a record of any and all Complaints it receives with respect to a Licensed Product. Each Party shall investigate the Complaint and, to the extent required to be reported to any Regulatory Authority or related to any Adverse Event Experience, notify the other Party in reasonable detail of any Complaint received by it within five (5) days after the initial report of the event, and in any event in sufficient time to allow such Party to comply with all Applicable Law in any country. For purposes of this Section 9.1, a “Complaint” means any oral or written communication of dissatisfaction regarding the identity, quality, durability, reliability or performance of a Licensed Product. Examples include appearance, low fills, foreign materials, foreign product, lack of effect reports, defective packaging or defective labeling.
     9.2 Adverse Event Reporting. Each Party shall provide the other Party with all information necessary or desirable for such other Party to comply with its pharmacovigilance responsibilities, including any Adverse Event Experiences from pre-clinical or clinical laboratory, animal toxicology and pharmacology studies, clinical trials and commercial experiences with a Licensed Product. “Adverse Event Experience” shall mean (a) any finding from tests in laboratory animals or in vitro that suggests a significant risk for human subjects including reports of mutagenicity, teratogenicity or carcinogenicity and (b) any undesirable, untoward or noxious event or experience associated with the clinical, commercial or other use or occurring following administration, of a Licensed Product in humans, occurring at any dose, whether expected or unexpected and whether or not considered related to or caused by a Licensed Product, including such an event or experience as occurs in the course of the use of a Licensed Product in professional practice, in a clinical trial, from overdose, whether accidental or intentional, from abuse, from withdrawal or from a failure of expected pharmacological or biological therapeutic action of a Licensed Product, and including those events or experiences that are required to be reported to the FDA under 21 C.F.R. sections 312.32 or 314.80 or to Regulatory Authorities under corresponding Applicable Law outside the United States.
     9.3 Pharmacovigilance. Prior to the Effective Date, Licensor and Licensee have previously executed a Pharmacovigilance Agreement (“Prior Pharmacovigilance Agreement”). Such Prior Pharmacovigilance Agreement is hereby terminated as of the Effective Date. Subject to the terms of this Agreement, promptly following the commencement of the Co-Promotion Period, Licensor and Licensee shall discuss and develop mutually acceptable guidelines and procedures for the investigation, exchange, receipt, recordation, communication (as between the Parties) and exchange of Adverse Event Experience information and all other information regarding matters covered in this ARTICLE 9. Until such guidelines and procedures are set forth in an agreement between the Parties (the “Pharmacovigilance Agreement”), the terms of Sections 9.1 and 9.2 shall apply. Following the execution of the Pharmacovigilance Agreement, such Sections shall continue to apply unless expressly amended by the Parties, provided that in the event of any conflict between the terms of Sections 9.1 and 9.2 and the terms of the Pharmacovigilance Agreement, the terms of the Pharmacovigilance Agreement shall control. It is anticipated that such Pharmacovigilance Agreement shall include provisions for the exchange between the Parties of Adverse Event Experience reports, the creation and maintenance by Licensee of an electronic database comprised of all adverse events reported on a worldwide basis with respect to the Licensed Products and the establishment of appropriate mechanisms by which Licensor can, in a timely manner, access such database to comply with Applicable Law. Each Party shall be responsible for its own costs incurred in connection with receiving, recording, reviewing, communicating, reporting and responding to adverse events.
ARTICLE 10
LICENSED PRODUCT RECALL
     10.1 Notification and Recall. During the Co-Promotion Period, in the event that any Regulatory Authority issues or requests a recall or takes similar action in connection with a Licensed Product or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal, the Party notified of or desiring such recall or similar action shall, within twenty-four (24) hours, advise the other Party thereof by telephone (and confirm by email or facsimile), email or facsimile. Following notification of a recall in the Licensee Territory, the JSC shall meet to discuss such notification or recall and Licensee shall decide whether to conduct a recall (except in the case of a government-mandated recall) and the manner in which any such recall shall be conducted.
     10.2 Recall Expenses. Licensee shall bear the expenses of any recall of a Licensed Product in the Licensee Territory; provided, however, that Licensor shall bear the expense of a recall to the extent that such recall resulted from Licensor’s gross negligence or willful misconduct.

ARTICLE 11
CONFIDENTIALITY AND NON-DISCLOSURE
     11.1 Confidentiality Obligations. At all times during the term of this Agreement and for a period of ten (10) years following termination or expiration hereof, each Party shall, and shall cause its officers, directors, employees and agents to, keep completely confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of this Agreement. “Confidential Information” means the terms of this Agreement, any information provided by one Party to another before or after the Original Execution Date that relates to the terms of this Agreement, the Licensed Compound or the Licensed Products (including the Regulatory Documentation, Regulatory Approvals and Drug Master Files any information or data contained therein), any Development or Commercialization of the Licensed Compound or the Licensed Products or the scientific, regulatory or business affairs or other activities of either Party. All Clinical Data shall be the Confidential Information of the Party that owns such data, regardless of which Party furnished such data. Such Confidential Information may be used by the receiving Party only for the purposes of carrying out obligations or exercising its rights set forth in this Agreement. Notwithstanding the foregoing, Confidential Information shall not include any information that:
          11.1.1 is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of receiving Party;
          11.1.2 can be demonstrated by documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to said information;
          11.1.3 is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to said information;
          11.1.4 has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party in breach of this Agreement; or
          11.1.5 can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information.
          Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.
     11.2 Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:
          11.2.1 Made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law; provided, however, that the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;
          11.2.2 Made by the receiving Party to any Regulatory Authorities as required in connection with any request for Regulatory Approval, any filing or application (including (a) with respect to Licensee, disclosures to the U.S. Securities and Exchange Commission or other disclosures required of public companies under Applicable Law in the United States and (b) with respect to Licensor, any disclosures required of public companies under Applicable Law in Norway); provided, however, that prior notice of such disclosure shall be provided to the other Party and reasonable measures, to the extent available and after consultation with the other Party, shall be taken to assure confidential treatment of such information, including requests for redaction of confidential terms of this Agreement;
          11.2.3 Made by either Party or its Affiliates or sublicensees to Third Parties as may be necessary or useful in connection with the Manufacture or Exploitation of the Licensed Compound, the Licensed Product (to the extent permitted or contemplated hereunder), Improvements thereto or otherwise in connection with the performance of its obligations or exercise of its rights (including, with respect to Licensor, its rights under Section 2.2 as contemplated by this Agreement, including subcontracting and sublicensing transactions in connection therewith; provided, however, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information comparable to the obligations of confidentiality and non-use of the receiving Party pursuant to this ARTICLE 11;
          11.2.4 Made under confidentiality undertakings to any potential acquirer, merger partner, or potential providers of equity or debt financing and their advisors.
     11.3 Use of Name. Except as expressly set forth in Sections 2.1, neither Party shall mention or otherwise use the name, insignia, symbol, Trademark, trade name or logotype of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the prior written approval of such other

Party in each instance. The restrictions imposed by this Section shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law.
     11.4 Press Releases. Press releases or other similar public communication by either Party relating to this Agreement shall be approved in advance by the other Party, which approval shall not be unreasonably withheld or delayed, except for those communications required by Applicable Law, disclosures of information for which consent has previously been obtained, information that has been previously disclosed publicly or as otherwise set forth in this Agreement; provided that, if reasonably practicable, the other Party is given a reasonable opportunity to review and comment on any such press release or public communication in advance thereof.
     11.5 Patient Information. The Parties agree to abide (and to cause their respective Affiliates, Sublicensees and Distributors to abide) and to take (and to cause their respective Affiliates, Sublicensees and Distributors to take) all reasonable and appropriate actions to ensure that all Third Parties conducting or assisting with any clinical development activities hereunder in accordance with, and subject to the terms of, this Agreement, shall abide, to the extent applicable, by all Applicable Law concerning the confidentiality or protection of patient identifiable information and/or patient’s protected health information, including the regulations at 45 C.F.R. Parts 160 and 164 and where relevant, the applicable national laws implementing the European Union Directive 95/46/EC on the protection of individuals with regard to the processing of personal data and on the free movement of such data of 24 October 1995 and any other Applicable Law, in the course of their performance under this Agreement.
     11.6 Publications. The JSC (or its appropriate designees) shall determine the strategy for, and coordinate, the publication and presentation of results of studies of the Licensed Products or other data generated under this Agreement. Each Party recognizes that the publication of papers regarding results of and other information regarding activities under this Agreement, including oral presentations and abstracts, may be beneficial to both Parties, provided such publications are subject to reasonable controls to protect Confidential Information. In particular, it is the intent of the Parties to maintain the confidentiality of any Confidential Information included in any Patent application until such Patent application has been filed. Accordingly, each Party shall have the right to review and approve any paper proposed for publication by the other Party, including any oral presentation or abstract, which pertains to results of Clinical Studies, Post Approval Studies or other studies with respect to the Licensed Products or includes other data generated under this Agreement or which includes Confidential Information of the other Party. Before any such paper is submitted for publication or an oral presentation is made, the publishing or presenting Party shall deliver a complete copy of the paper or materials for oral presentation to the other Party at least fifteen (15) days prior to submitting the paper to a publisher or making the presentation. The other Party shall review any such paper and give its comments to the publishing Party within ten (10) days of the delivery of such paper to the other Party. With respect to oral presentation materials and abstracts, the other Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing or presenting Party with appropriate comments, if any, but in no event later than ten (10) days from the date of delivery to the other Party. Failure to respond within such ten (10) days shall be deemed approval to publish or present. If approval is not given or deemed given, either Party may refer the matter to the JSC for resolution together with the reasons for withholding approval. Notwithstanding the foregoing, the publishing or presenting Party shall comply with the other Party’s request to delete references to such other Party’s Confidential Information in any such paper and shall withhold publication of any such paper or any presentation of same for an additional sixty (60) days in order to permit the Parties to obtain patent protection if either Party deems it necessary. Any publication shall include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate. Each Party shall use Commercially Reasonable Efforts to cause investigators and institutions participating in Clinical Studies and Post Approval Studies for the Licensed Products with which it contracts to agree to terms substantially similar to those set forth in this Section, which efforts shall satisfy such Party’s obligations under this Section with respect to such investigators and institutions.
     11.7 Return of Confidential Information. Upon the effective date of the termination of this Agreement for any reason, either Party may request in writing, and the other Party shall either, with respect to Confidential Information to which such other Party does not retain rights hereunder: (i) promptly destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (ii) promptly deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party; provided, however, the other Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder or for archival purposes. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 11.1.
     11.8 Confidential Disclosure Agreement. The terms of this ARTICLE 11 shall supersede the terms of the existing Confidential Disclosure Agreement, dated as of May 31, 2009, by and between Licensor and Licensee.
ARTICLE 12
REPRESENTATIONS AND WARRANTIES
     12.1 Representations, Warranties and Covenants. Each Party hereby represents, warrants and covenants to the other Party that, as of the Original Execution Date and as of the Effective Date:
          12.1.1 Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.
          12.1.2 Litigation. Such Party is not aware of any pending or threatened litigation (and has not received any communication) that alleges that such Party’s activities related to this Agreement have violated or that by conducting the activities as contemplated herein such Party would violate, any of the Patent or Intellectual Property Rights of any other Person.
          12.1.3 Consents and Approvals. All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.
          12.1.4 Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or regulation or any provision of the articles of association or limited partnership agreement or any similar instrument of such Party, as applicable, in any material way, and (b) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.
     12.2 Additional Representations, Warranties and Covenants of Licensee. Licensee represents, warrants and covenants to Licensor that, as of the Original Execution Date and as of the Effective Date:
          12.2.1 Licensee (a) is a corporation duly organized and in good standing under the laws of Delaware and (b) has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.
          12.2.2 Neither Licensee nor any of its Affiliates has been debarred or is subject to debarment and neither Licensee nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. Licensee shall inform Licensor in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Licensee’s Knowledge, is threatened, relating to the debarment or conviction of Licensee or any Person performing services hereunder.
     12.3 Additional Representations, Warranties and Covenants of Licensor. Licensor represents, warrants and covenants to Licensee that, as of the Original Execution Date and as of the Effective Date:
          12.3.1 Licensor is a corporation duly organized under the laws of Norway and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as is contemplated to be conducted by this Agreement.
          12.3.2 Neither Licensor nor any of its Affiliates has been debarred or is subject to debarment and neither Licensor nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. Licensor shall inform Licensee in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Licensor’s Knowledge, is threatened, relating to the debarment or conviction of Licensee or any Person performing services hereunder.
          12.3.3 Licensor Controls the Patents listed on Exhibit 1.1.91 and the Licensor Know-How, and is entitled to grant the licenses specified herein. Licensor has not caused any Licensor Patent to be subject to any liens or encumbrances and Licensor has not granted to any Third Party any rights or licenses under any of the Licensor Know-How or Licensor Patents that would conflict with the licenses granted to Licensee hereunder. To Licensor’s Knowledge, neither the Development nor Commercialization of the Licensed Products as currently conducted by Licensor or as contemplated by this Agreement does or would literally infringe or result in the misappropriation of any existing issued Patent of any Third Party.
          12.3.4 To Licensor’s Knowledge, the Licensor Patents have been procured or are being procured from the respective Patent offices in accordance with Applicable Law.
          12.3.5 Licensor has no Knowledge of any actual infringement or threatened infringement of the Licensor Patents or Licensor Know-How by any Person.
          12.3.6 Licensor has no Knowledge of any claim or litigation that has been brought or threatened in writing by any Person alleging that (a) the Licensor Patents or the Licensor Know-How are invalid or unenforceable or (b) the Development and Commercialization of the Licensed Products as contemplated by this Agreement infringes any Patent or other Intellectual Property Right Controlled by any Third Party.
          12.3.7 Licensor has not, up through and including the Original Execution Date, Knowingly withheld (except as previously stated by Licensor to Licensee) any material information, including reports of Adverse Event Experiences and warning letters from Regulatory Authorities, in Licensor’s possession from Licensee in response to Licensee’s reasonable written inquiries in connection with its due diligence relating to the Licensed Compound, Licensed Products, this Agreement and the underlying transaction. To Licensor’s Knowledge, the clinical data related to Licensed Products that Licensor has provided to Licensee prior to the Original Execution Date was, when access was provided to Licensee, up-to-date and accurate in all material respects and Licensor has provided Licensee with any material updates to such clinical data that have occurred since the time such access was provided to Licensee.
     12.4 DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 12, NEITHER PARTY MAKES ANY

REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
ARTICLE 13
INDEMNITY
     13.1 Indemnification of Licensor. Licensee shall indemnify Licensor, its Affiliates and their respective directors, officers, employees, licensors and agents, and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (a) the breach by Licensee or its Affiliates, Sublicensees or Distributors of any term of this Agreement or the misappropriation by Licensee or its Affiliates, Sublicensees or Distributors of trade secrets or other know how of any Third Party; (b) the negligence or willful misconduct on the part of Licensee or its Affiliates or any Sublicensees or Distributors in performing their obligations under this Agreement; or (c) subject to Section 13.3 and Section 13.4, the Development, Commercialization and sale by Licensee or its Affiliates or any Sublicensees or Distributors of the Licensed Products in the Licensee Territory, except for those Losses which Licensor has an obligation to indemnify Licensee pursuant to Section 13.2 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability; provided, however, that Licensee shall not be obligated to indemnify Licensor for any Losses to the extent that such Losses arise as a result of gross negligence or willful misconduct on the part of Licensor or any of its Affiliates.
     13.2 Indemnification of Licensee. Licensor shall indemnify Licensee, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (a) the breach by Licensor of this Agreement; or (b) the negligence or willful misconduct on the part of Licensor in performing its obligations under this Agreement or the misappropriation by Licensor of trade secrets or other know how of any Third Party; except for those Losses for which Licensee has an obligation to indemnify Licensor and its Affiliates pursuant to Section 13.1 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses; provided, however, that Licensor shall not be obligated to indemnify Licensee for any Losses to the extent that such Losses arise as a result of gross negligence or willful misconduct on the part of Licensee or any of its Affiliates, Sublicensees or Distributors.
     13.3 Certain Losses. Any Losses for personal injury or death or damage or destruction of property, other than those Losses for which indemnification is provided in Section 13.1(a) or (b) or Section 13.2(a) or (b), in connection with any claim brought against either Party by a Third Party resulting directly or indirectly from the conduct of Clinical Studies of a Licensed Product by either Party (or its Affiliates, employees or agents) in accordance with the Development Plans or the Commercialization Plans shall be included as a Development Cost only to the extent such Losses are not covered by insurance policies of such Party. The Parties shall confer through the JSC with respect to how to respond to the claim and how to handle the claim in an efficient manner. In the absence of such an agreement, each Party shall have the right to take such action as it deems appropriate.
     13.4 Losses in Europe. Notwithstanding the forgoing and other than those Losses (i) for which indemnification is provided in Section 13.1(a) or (b) or Section 13.2(a) or (b) and (ii) arising out of any liabilities to, or claims, of any employee or contractor of a Party (for which such Party shall be solely responsible), any Losses incurred during the Co-Promotion Period and (a) arising out of the Development of the Licensed Products shall be deemed Development Costs and (b) arising out of the Commercialization of the Licensed Products in Europe shall be deemed Commercialization Costs.
     13.5 Notice of Claim. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 13.1 or 13.2, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.
     13.6 Control of Defense. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 13.6.1, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses

(including attorneys’ fees and costs of suit) and any Third Party Claims incurred by the indemnifying Party in its defense of the Third Party Claim.
          13.6.1 Right to Participate in Defense. Without limiting Section 13.6 above, any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless, subject to the consent of an insurer, if applicable, (a) the employment thereof has been specifically authorized by the indemnifying Party in writing, (b) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 13.6 (in which case the Indemnified Party shall control the defense) or (c) the interests of the indemnitee and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under Applicable Law, ethical rules or equitable principles.
          13.6.2 Settlement. With respect to any Third Party Claims relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 13.6.1, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party, such consent not to be unreasonably withheld or delayed.
          13.6.3 Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each Indemnified Party to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

          13.6.4 Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Year basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.
     13.7 Limitation on Damages and Liability. EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES (OR WITH RESPECT TO LICENSEE, ITS SUBLICENSEES OR DISTRIBUTORS), OR WITH RESPECT TO LOSSES ARISING FROM THIRD PARTY CLAIMS UNDER SECTION 13.1 OR 13.2, NO PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS, MILESTONES OR ROYALTIES, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (a) THE DEVELOPMENT, MANUFACTURE, USE OR SALE OF THE LICENSED PRODUCT OR LICENSED COMPOUND UNDER THIS AGREEMENT, (b) THE USE OF OR REFERENCE TO ANY PATENTS, KNOW-HOW, REGULATORY DOCUMENTATION OR DRUG MASTER FILE, OR (c) ANY BREACH OF, OR FAILURE TO PERFORM, ANY OF THE PROVISIONS OF THIS AGREEMENT.
     13.8 Insurance. Each Party shall have and maintain such type and amounts of liability insurance covering (a) in the case of Licensee, the Manufacture, Development, use and sale of the Licensed Products or (b) in the case of Licensor, Licensor’s Co-Promotion activities during the Co-Promotion Period, in each case as is normal and customary in the pharmaceutical industry generally for parties similarly situated, and shall upon request provide the other Party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto. Each Party shall provide the other Party thirty (30) days’ advance written notice of the termination of coverage in its insurance program. Licensee shall cause Licensor to be named as an additional insured under all products liability insurance policies applicable to Licensed Products sold, or otherwise distributed to patients, in Europe during the Co-Promotion Period. To the extent that Licensor is able to obtain products liability insurance policies applicable to Licensed Products sold, or otherwise distributed to patients, in Europe during the Co-Promotion Period, Licensor shall cause Licensee to be named as an additional insured under such policies. The Parties acknowledge that further investigation and analysis is required concerning the preferred insurance and risk management arrangements. Accordingly, the Parties will carry out such investigation and analysis, discuss the preferred arrangements and make mutually acceptable changes to the foregoing to reflect the preferred arrangement. The Parties shall further agree upon financial arrangements concerning the sharing of costs and risks associated with self-insurance arrangements, deductibles and other risk management arrangements so that the Parties shall equally share total costs of risk management in respect of products liability risks and products liability Losses in Europe only to the extent that Licensor exercises its Co-Promotion Option pursuant to Article 5.

ARTICLE 14
TERM AND TERMINATION
     14.1 Term. This Agreement shall continue in each country in the Licensee Territory until such time as Licensee or its Sublicensee no longer is selling Licensed Products in any country in the Licensee Territory, unless earlier terminated in accordance with this ARTICLE 14.
     14.2 Termination of this Agreement for Material Breach. In the event that either Party (the “Breaching Party”) shall be in material default in the performance of any of its material obligations under this Agreement, in addition to any other right and remedy the other Party (the “Complaining Party”) may have, the Complaining Party may terminate this Agreement by sixty (60) days’ prior written notice (the “Notice Period”) to the Breaching Party, specifying the breach and its claim of right to terminate, provided always that the termination shall not become effective at the end of the Notice Period if the Breaching Party cures the breach complained about during the Notice Period (or, if such default cannot be cured within such sixty (60)-day period, if the Breaching Party commences actions to cure such default within the Notice Period and thereafter diligently continues such actions, provided that such default is cured within one hundred eighty (180) days after the receipt of such notice), except in the case of a payment default of amounts not subject to a good faith Dispute, as to which the Breaching Party shall have only a ten (10)-day cure period. In the event of a Dispute between the Parties for which either Party has commenced a dispute resolution proceeding under Section 15.7 before expiration of the applicable cure period, the applicable cure period shall be tolled during the pendency of such resolution.
     14.3 Termination by Licensee. If Licensee reasonably determines that it is not feasible for Licensee to pursue the Development or Commercialization of the Licensed Products in a country within the Licensee Territory due to scientific, technical, regulatory or commercial reasons, including (a) safety or efficacy concerns, including adverse events of a Licensed Product, (b) concerns relating to the present or future marketability or profitability of a Licensed Product, (c) reasons related to Patent coverage or (d) existing and anticipated competition, which renders the Commercialization of a Licensed Product no longer commercially practicable for Licensee, then Licensee shall promptly notify Licensor in writing of such determination and provide Licensor with the pertinent information with respect thereto. Promptly following the receipt of such notice from Licensee, the Parties shall meet and discuss any amendments to this Agreement to address Licensee’s concerns. If the Parties are not able to agree on such amendments within forty five (45) days and if Licensee still reasonably believes that it is not feasible for Licensee to pursue the Development, launch, Commercialization or sale of a Licensed Product in a country, Licensee shall, if Licensor requests, appoint Licensor as its exclusive Distributor in such country under which Licensor shall have all economic benefits from the sale of Licensed Products in such country. If Licensor does not request such appointment, Licensee may terminate this Agreement with respect to such country or countries in the Licensee Territory upon six (6) months’ prior written notice to Licensor; provided, that Licensor may accelerate the effective date of such termination upon notice to Licensee.

     14.4 Termination Upon Insolvency. Either Party may terminate this Agreement if, at any time, the other Party or its ultimate parent corporation shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party or its ultimate parent corporation shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party or its ultimate parent corporation shall propose or be a party to any dissolution or liquidation, or if the other Party or its ultimate parent corporation shall make an assignment for the benefit of its creditors.
     14.5 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensee or Licensor are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party hereto that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.
     14.6 Termination by Licensor for Patent Challenge. Except to the extent the following is unenforceable under the Applicable Law of a particular country where a patent application within the Licensor Patents is pending or a patent within the Licensor Patents is issued, Licensor shall have the right to terminate this Agreement by written notice effective upon receipt if Licensee or its Affiliates or their Sublicensee or Distributors directly, or indirectly through a Third Party, commence or maintain any Patent Challenge. If a Sublicensee or Distributor (or an Affiliate of such Sublicensee or Distributor) undertakes a Patent Challenge of any such Licensor Patent, then Licensee upon receipt of notice from Licensor of such Patent Challenge may terminate the applicable sublicense agreement in its entirety. If Licensee fails to so terminate such sublicense agreement, Licensor shall terminate all licensed rights granted to Licensee covered by such sublicense agreement. A “Patent Challenge” means any proceeding opposing, challenging the validity or enforceability of, opposing any extension of or the grant of a supplementary protection certificate with respect to, or actively participating in any interference proceeding with respect to, any Licensor Patent.
     14.7 Consequences of Termination.
          14.7.1 Upon Termination. Upon any termination of this Agreement under Section 14.2, 14.3, 14.4, or 14.6:

               (a) Subject to Sections 14.7.4, 14.7.7 and 14.7.8, all licenses and sublicenses granted to Licensee by Licensor under this Agreement shall terminate, and Licensee, its Affiliates, Sublicensees and Distributors shall have no further right in or to the Licensor Patents or to use the Licensor Know-How or Product Trademarks.
               (b) Licensee shall and does hereby automatically and without any further consideration relinquish its rights hereunder and assign and cause its Affiliates, Sublicensees and Distributors to assign to Licensor without further compensation therefor, all right, title and interest, if any, in and to the Regulatory Approvals, Regulatory Documentation and any Drug Master Files, and shall grant to Licensor with effect from the effective date of termination a perpetual, irrevocable and exclusive (including with regard to Licensee and its Affiliates, Sublicensees and Distributors), worldwide, royalty-free license, with the right to grant sublicenses (through multiple tiers of sublicensees), under the Joint Patents (to the extent Controlled by Licensee), Joint Know-How (to the extent Controlled by Licensee), Licensee Know-How and Licensee Patents, solely to Exploit the Licensed Compound and the Licensed Products. To the extent any such assignment is not legally permissible or such Regulatory Approvals, Regulatory Documentation or Drug Master Files do not relate solely to the Licensed Products, Licensee shall grant Licensor the exclusive license and right (with right to sublicense) to access, use, and cross-reference such Regulatory Approvals, Regulatory Documentation or Drug Master Files to Develop, Manufacture and Commercialize the Licensed Product worldwide.
               (c) Any payments under Section 7.1 shall be retained by Licensor.
               (d) Licensee shall cooperate with Licensor to assure a continuing supply of Licensed Product for Development and Commercialization in the Licensee Territory, including, to the extent requested by Licensor, assignment of agreements with Third Party manufacturers, transfer of existing inventories and transfer of Licensee Know-How relating to the manufacturing of Licensed Product to Licensor or its designee.
               (e) Licensee will responsibly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, any on-going Clinical Studies or Post Approval Studies for which it has responsibility hereunder in which patient dosing has commenced or, if reasonably practicable and requested by Licensor, allow Licensor or its CRO to complete such trials (and then assign all related Regulatory Documentation and investigator and other agreements relating to such studies). Licensee shall be responsible for any Development Costs associated with such wind-down. Licensor shall pay all Development Costs incurred by either Party to complete such studies should Licensor request that such studies be completed.
          14.7.2 Ceasing Exploitation of Licensed Product. Subject to Section 14.7.4 and 14.7.7, upon termination of this Agreement, however caused or arising, Licensee shall, and shall cause its Affiliates, Sublicensees and Distributors to, promptly, cease all Exploitation of the Licensed Products in the Licensee Territory or such terminated countries, as applicable, and, within thirty (30) days of the effective date of such termination, at Licensor’s election, either destroy or return to Licensor, at Licensee’s expense, any and all unsold quantities of Licensed Product.

          14.7.3 Transfer of Materials. Without limitation to Section 11.7, except as provided in Section 14.7.4, Licensee shall cooperate with Licensor in transferring to Licensor or a Third Party, as Licensor may direct, within sixty (60) days of the termination hereof, all data, files and other materials in the possession or under the control of Licensee or its Affiliates, Sublicensees (subject to Section 14.7.7) or Distributors that are Controlled by Licensor or licensed to Licensor upon such termination, except that Licensee may retain one (1) copy of such data, files or materials Controlled by Licensor for the sole purpose of performing any continuing obligations hereunder or for archival purposes. Notwithstanding the foregoing, Licensee also shall be permitted to retain such additional copies of or any computer records or files containing such data or files that have been created solely by Licensee’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with Licensee’s standard archiving and back-up procedures, but not for any other use or purpose.
          14.7.4 Sale of Inventory. Upon termination of this Agreement under Sections 14.2, 14.3, 14.4 or 14.6, provided that Licensee is not in material breach of any obligation under this Agreement at the time of such termination, Licensee shall have the right for six (6) months after the effective date of such termination to dispose of all Licensed Product then in its inventory, as though this Agreement had not terminated. For the avoidance of doubt, Licensee shall continue to make payments thereon as provided in ARTICLE 7.
          14.7.5 Assignments. In connection with any and all assignments contemplated by this Section 14.7, Licensee shall execute and deliver, and shall cause its Affiliates and Sublicensees to execute and deliver such instruments and take such actions as may be necessary or desirable to effect such transfer.
          14.7.6 Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies which may otherwise be available in law or equity.
          14.7.7 Effect of Termination on Sublicenses. A termination of this Agreement, other than a termination by Licensee under Section 14.3 hereof, shall not terminate any sublicense granted by Licensee pursuant to Section 2.3 with respect to a Sublicensee, provided that (a) such Sublicensee is not in breach of any provision of this Agreement or the applicable sublicense agreement, (b) such Sublicensee shall perform all obligations of Licensee under this Agreement and (c) Licensor shall have all rights with respect to any and all Sublicensees as it had hereunder with respect to Licensee prior to termination of this Agreement with respect to Licensee. Licensee shall include in any sublicense a provision in which said Sublicensee acknowledges its obligations to Licensor hereunder and the rights of Licensor to terminate this Agreement with respect to any Sublicensee for material breaches of this Agreement by such Sublicensee that are within the scope of Section 14.2 hereof. The failure of Licensee to include in a sublicense the provision referenced in the immediately preceding sentence shall render the affected sublicense void ab initio. Notwithstanding the foregoing, sublicenses granted by Licensee pursuant to Section 2.3 shall not so continue with respect to a Sublicensee in countries for which Licensor has established an organization to sell, or granted rights a Third Party to sell, another product or has then filed an application seeking regulatory approval to sell another product.

          14.7.8 Assistance. In the event of any termination pursuant to this ARTICLE 14, Licensee shall, and shall cause its Affiliates, Sublicensees and Distributors to, at the request of Licensor, provide Licensor with such assistance as is reasonably necessary to effectuate a smooth and orderly transition of any Development and Commercialization of the Licensed Product, including any ongoing Clinical Studies or Post Approval Studies, to Licensor or its designee so as to minimize any disruption of such activities, including the assignment of any such contracts (to the extent such contracts permit assignment) and the transfer of any such materials related to the Licensed Product, in each case that is the subject of such obligation, to the extent not prohibited under the terms of such contracts and requested by Licensee. In performing its obligations under this Section 14.7.8, Licensee shall, and shall cause its Affiliates, Sublicensees and Distributors to, cooperate with Licensor (at Licensee’s reasonable expense) to effect such transfers and assignments in an orderly fashion and shall provide to Licensor or its designee any copies of relevant documents and rights of reference or access necessary to allow Licensor to Exploit the Licensed Compound and Licensed Product and any Improvements thereto in any particular country or, in the event the Agreement is terminated in its entirety, in the world. Licensor shall promptly compensate Licensee for all of its direct and indirect costs associated with the performance of any of it obligations under this Section 14.7.8 with respect to any termination of this Agreement by Licensee under Section 14.2.
     14.8 Accrued Rights; Surviving Obligations.
          14.8.1 Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.
          14.8.2 Survival. Without limiting the foregoing, Sections 2.2, 3.4.3, 3.4.5, 3.5 (with respect to the license grants), 7.11, 7.12, 7.13, 7.14, 12.4, 14.5, 14.7, this Section 14.8, Sections 15.3, 15.5, 15.6, 15.7, 15.8, 15.9, 15.11, 15.12, 15.13, 15.14, 15.15, 15.17 and 15.18 and Articles 8 (with respect to provisions which by their nature must survive termination), 9, 10, 11, and 13 of this Agreement shall survive the termination or expiration of this Agreement for any reason.
ARTICLE 15
MISCELLANEOUS
     15.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority. The non-performing Party shall notify the other Party of such force majeure promptly after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use Commercially Reasonable Efforts to remedy its inability to perform. In the event that such force majeure event lasts for more than ninety (90) days, such other Party shall have the right to terminate this Agreement upon sixty (60) days written notice to the non-performing Party.
     15.2 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on related to the Parties from time to time. Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.
     15.3 Non-Solicitation. During the term of this Agreement and for a period of one (1) year thereafter, neither Party shall actively recruit or solicit any employee of the other Party or its Affiliates. For the avoidance of doubt, nothing shall limit a Party from engaging in general recruitment efforts through advertisements or recruiting through “head-hunters” so long as the employees of the other Party and its Affiliates are not specifically targeted in such recruitment effort.
     15.4 Assignment. Without the prior written consent of the other Party hereto, neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that (a) Licensor may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate so long as such assignee entity remains an Affiliate, to the purchaser of the Licensor Patents or Licensor Know-How or to its successor entity or acquirer in the event of a merger, consolidation or sale of substantially all of the assets of Licensor and (b) Licensee may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate so long as such assignee entity remains an Affiliate or to its successor entity or acquirer in the event of a merger, consolidation or sale of substantially all of the assets of Licensee; provided further that in either case ((a) or (b)), with respect to an assignment to an Affiliate, such assigning Party shall remain responsible for the performance by such Affiliate of the rights and obligations hereunder. Any attempted assignment or delegation in violation of the preceding sentence shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Licensor or Licensee, as the case may be. In the event either Party seeks and obtains the other Party’s consent to assign or delegate its rights or obligations to another Party, the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement.
     15.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.
     15.6 Governing Law, Jurisdiction, Venue and Service.
          15.6.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.
          15.6.2 Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 15.8.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.
     15.7 Dispute Resolution. If a dispute arises between the Parties in connection with, relating to or otherwise arising out of this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 15.7.
          15.7.1 General. Either Party shall have the right to refer any Dispute to the chief executive officers of the Parties who shall confer on the resolution of the issue. Any final decision mutually agreed to by such representatives shall be conclusive and binding on the Parties. If such officers are not able to agree on the resolution of any such issue within fifteen (15) Business Days after such issue was first referred to them, either Party may, by written notice to the other Party, elect to initiate arbitration pursuant to Section 15.7.2(a) for purposes of having the matter settled. Any Disputes concerning the proper characterization of a Dispute subject to resolution under this Section 15.7.2(a) as opposed to Section 15.7.2(b) shall be submitted immediately to arbitration to be resolved pursuant to Section 15.7.2(b).
          15.7.2 Arbitration. Any arbitration under this Agreement (each an “Arbitration Matter”) shall be administered by the London Court of International Arbitration under its Arbitration Rules then in effect (the “Arbitration Rules”) and as otherwise described in this Section 15.7.2. Participants in the arbitral panel shall be independent experts (including lawyers) with at least ten (10) years experience with intellectual property licensing agreements in the pharmaceutical industry. The arbitration shall take place in the English language at a location to be agreed by the Parties; provided, however, that in the event that the Parties are unable to agree on a location for an arbitration under this Agreement within five (5) days of the demand therefor, such arbitration shall be held in London, England.

               (a) Full Arbitration. Unless Section 15.7.2(b) is applicable, the following procedures shall apply:
               (i) The Parties shall appoint an arbitral panel by mutual agreement. If the Parties cannot agree on the appointment of an arbitral panel within thirty (30) days of the demand for arbitration, an arbitrator shall be appointed in accordance with the Arbitration Rules.
               (ii) Either Party may apply to the arbitrator for interim injunctive relief until the arbitration decision is rendered or the Arbitration Matter is otherwise resolved. Either Party also may, without waiving any right or remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending resolution of the Arbitration Matter pursuant to this Section 15.7.2. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve the Dispute submitted to such arbitration in accordance with this Agreement; provided, however, that the arbitrator shall not have the power to alter or amend the terms or the provisions of this Agreement. Confirmation of, or judgment upon any award rendered pursuant to this Section may be entered by any court of competent jurisdiction. The arbitrator shall have no authority to award punitive or any other type of damages excluded under Section 13.7.
               (iii) Each Party shall bear its own costs and expenses and attorneys’ fees, and the Party that does not prevail in the arbitration proceeding shall pay the arbitrator’s fees and any administrative fees of arbitration.
               (iv) Except to the extent necessary to confirm or obtain judgment on an award or decision or as may be required by Applicable Law, neither Party may, and the Parties shall instruct the arbitrator not to, disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the Arbitration Matter would be barred by the applicable New York statute of limitations.
               (v) The Parties hereby agree that any payment to be made by a Party pursuant to a decision of the arbitrator shall be made in United States dollars, free of any tax or other deduction. The Parties further agree that the decision of the arbitrator shall be the sole, exclusive and binding remedy between them regarding determination of the Arbitration Matters presented.
               (b) Accelerated Arbitration. To the extent the Arbitration Matter involves a Dispute that is submitted to arbitration by a Party under either Sections 5.1.3, 5.6, 5.7, 7.13, the final sentence of Section 15.7.1 or Exhibit 3.3.2, the procedures set forth in Section 15.7.2(a) shall apply, except that the following procedures shall also apply:
               (i) For purposes of arbitration under this Section 15.7.2(b), the arbitrator shall be appointed pursuant to Section 15.7.2(a)(i), but shall be a single independent, conflict-free arbitrator with the requisite licensing and pharmaceutical industry experience (such arbitrator, the “Expert”). The Parties may select a different Expert for each Dispute depending on the nature of the issues presented and desired expertise.
               (ii) Each Party shall prepare and submit a written summary of such Party’s position and any relevant evidence in support thereof to the Expert within thirty (30) days of the selection of the Expert. Upon receipt of such summaries from both Parties, the Expert shall provide copies of the same to the other Party. The Expert shall be authorized to solicit briefing or other submissions on particular questions. Within fifteen (15) days of the delivery of such summaries by the Expert, each Party shall submit a written rebuttal of the other Party’s summary and may also amend and re-submit its original summary. Oral presentations shall not be permitted unless otherwise requested by the Expert. The Expert shall make a final decision with respect to the Arbitration Matter within thirty (30) days following receipt of the last of such rebuttal statements submitted by the Parties and shall make a determination by selecting the resolution proposed by one of the Parties that as a whole is the most fair and reasonable to the Parties in light of the totality of the circumstances and shall provide the Parties with a written statement setting forth the basis of the determination in connection therewith. For purposes of clarity, the Expert shall only have the right to select a resolution proposed by one of the Parties in its entirety and without modification.
               (iii) The Parties further agree that the decision of the arbitrator shall be the sole, exclusive and binding remedy between them regarding determination of the Arbitration Matters presented. Confirmation of, or judgment upon any award rendered pursuant to this Section may be entered by any court of competent jurisdiction. The arbitrator shall have no authority to award punitive or any other type of damages excluded under Section 13.7.
          15.7.3 No Termination Pending Dispute Resolution.. During the pendency of any dispute resolution proceeding under this Section 15.7, (i) this Agreement shall remain in full force and effect, (ii) the provisions of this Agreement relating to termination for material breach shall not be effective, (iii) the time periods for cure under Section 14.2 as to any termination notice given prior to the initiation of arbitration shall be tolled, and (iv) neither Party shall issue a notice of termination pursuant to such sections, until the arbitral panel has confirmed the existence of the facts claimed by a Party to be the basis for the asserted material breach.
          15.7.4 Interim Relief. Nothing in this Section 15.7 shall preclude either Party from seeking interim or provisional relief in a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute, if necessary to protect the interests of such Party. This Section 15.7 shall be specifically enforceable.
     15.8 Notices.
          15.8.1 Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing,

shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 15.8.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 15.8. Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second business day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 15.8 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.
          15.8.2 Address for Notice.

If to Licensee, to:	If to Licensor, to:

Clovis Oncology, Inc.	Clavis Pharma ASA
2525 28th Street	Parkveien 53B
Boulder, Colorado 80302	0256 Oslo, Norway
Attention: Chief Executive Officer	Attention: Chief Executive Officer
Facsimile: +1 (303) 245-0361	Facsimile: +47 24 11 09 51

with a copy to:	with a copy to:

Willkie Farr & Gallagher LLP	Wiggin and Dana LLP
787 Seventh Avenue	400 Atlantic Street
New York, New York 10019	Stamford, Connecticut 06911
Attention: Peter H. Jakes, Esq.	Attention: James F. Farrington, Esq.
Facsimile: +1 (212) 728-8111	Facsimile: +1 (203) 363-7676
     15.9 Entire Agreement. This Agreement, together with the Exhibits attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.
     15.10 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.
     15.11 Equitable Relief. The Parties acknowledge and agree that the restrictions set forth in ARTICLE 11 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of ARTICLE 11 may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of ARTICLE 11, the non-breaching Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 15.11 is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.
     15.12 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.
     15.13 No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.
     15.14 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
     15.15 Relationship of the Parties. It is expressly agreed that Licensor, on the one hand, and Licensee, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Licensor, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so, such consent not to be unreasonably withheld or delayed. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.
     15.16 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures and such signatures shall be deemed to bind each party hereto as if they were original signature.
     15.17 References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Exhibit shall mean references to such Article, Section or Exhibit of this Agreement, (b) references in any section to any clause are references to such clause of such section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.
     15.18 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.
[SIGNATURE PAGE FOLLOWS.]

          THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

CLAVIS PHARMA ASA		CLOVIS ONCOLOGY, INC.

Signature:	/s/ OLAV HELLEBØ	Signature:	/s/ PATRICK J. MAHAFFY

Name :	Olav Hellebø	Name :	Patrick J. Mahaffy

Title :	Chief Executive Officer	Title :	President and Chief Executive Officer

EXHIBIT 1.1.56
FTE RATE
Internal Cost Calculations
The following hourly rate shall be the FTE Rate for each of the corresponding four levels of employee — whether at Licensor or Licensee
•	VP level and above — US $*** per hour

•	Director level — US $*** per hour

•	Manager level — US $*** per hour

•	Below manager level — US $*** per hour
Commencing January 1, 2011, and on January 1 of each year thereafter, each of these FTE Rates shall be adjusted based upon changes in both the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index for All Urban Customers ( CPI-U, 1982-84=100) (the “U.S. CPI”) and the Norwegian Consumer Price Index (1998 = 100) as published by Statistics Norway (Statistisk Sentralbyrå) at www.ssb.no/kpi_en/tab-01-en.html (the “Norwegian CPI”) as follows:
1.	by multiplying the applicable FTE Rate for the immediately preceding Calendar Year by a fraction, the numerator of which is the average U.S.CPI rate for each of the three months ending September 30th of the immediately preceding Calendar Year and the denominator of which is the average U.S.CPI rate for each of the three months ending September 30th of the second preceding Calendar Year ;

2.	by multiplying the applicable FTE Rate for the immediately preceding Calendar Year by a fraction, the numerator of which is the average Norwegian CPI rate for each of the three months ending September 30th of the immediately preceding Calendar Year and the denominator of which is the average Norwegian CPI for each of the three months ending September 30th of the second preceding Calendar Year; and

3.	by calculating the mathematical average between the FTE Rate determined under clause (1) above and the FTE Rate determined under clause (2) above. This mathematical average shall, as to each level of employee, constitute the new FTE Rate for the year Calendar Year commencing on such January 1.
If the U.S. CPI and/or the Norwegian CPI is discontinued or modified in some manner so that they no longer are appropriate, the Parties shall agree upon an alternative index to replace the U.S. CPI or the Norwegian CPI, as applicable, in the adjustment of the FTE Rates described above.

A time tracking system will be adopted by each Party for people directly involved in the project.

EXHIBIT 1.1.91
LICENSOR PATENTS

	Title of patent		International filing	PCT/WO
Description of patent	application	PCT number	date	publication number
[ ***]	[ ***]	[ ***]	[ ***]	[ ***]
[ ***]	[ ***]	[ ***]	[ ***]	[ ***]
[ ***]	[ ***]	[ ***]	[ ***]	[ ***]
[ ***]	[ ***]	[ ***]	[ ***]	[ ***]

EXHIBIT 1.1.96
MANUFACTURING COSTS
          “Manufacturing Costs” shall mean, as to any Licensed Product, Licensee’s cost of such Licensed Product as determined by GAAP, consistent with Licensee’s current cost of goods accounting policies, including only (a) Licensee’s product acquisition costs to a Third Party manufacturer of the License Product, (b) Licensee’s Fully Allocated Costs of making the Licensed Product, and, in either case, quality assurance and quality control with respect to the manufacture of such Licensed Product and the direct costs to ship the Licensed Product to Licensee’s warehouses, and (c) other than in the determination of Manufacturing Costs for the purpose of determining the royalty rate under Section 7.2.2, direct costs of delivering the Licensed Product to customers (such as import or VAT taxes, export fees, shipping and insurance costs, and warehousing costs) which are not paid by the customer and excluding any allocation of any general or administrative expenses.
* * * * *
          “Fully Allocated Costs” shall mean the costs of labor (including allocable employee benefits and employment taxes), material, energy, utilities or other costs directly incurred and normal overhead (including, without limitation, administrative labor costs, maintenance, relevant insurance, depreciation of the equipment and depreciation of the facility) all determined in accordance with GAAP applied on a consistent basis and measured in U.S. dollars.

EXHIBIT 3.2.1
INITIAL AMERICAS/EUROPE DEVELOPMENT PLAN
[ ***]

EXHIBIT 3.2.1A
INITIAL ASIA/ROW DEVELOPMENT PLAN
[ ***]

EXHIBIT 3.3.2
Certain Development Activities to be Conducted in 2011 and Funded by
Licensor Pursuant to Section 3.3.2
Subject to the quarterly and aggregate limitations described below, Licensor shall reimburse Licensee pursuant to Section 3.3.2 for the costs of the following studies and Development activities, the plans for which have previously been discussed at meetings of the Joint Steering Committee or otherwise previously disclosed by Licensee to Licensor:
•	CO-101 Clinical Study 002 — Retrospective Observational Study of Tissue Samples

•	CO-101 Clinical Study 003 — 2nd Line Therapy — Pancreatic Cancer

•	CO-101 Clinical Study 004 — Pharmacokinetic Study for CO-101

•	Drug product supply for all CO-101 clinical studies, including drug product labeling, packaging and distribution

•	CMC development for CO-101 , including activities associated with improved drug manufacturing scale, optimizing API concentration, drug stability batches, identification of a second manufacturing site and related CMC development activities
Licensor shall not be obligated to reimburse Licensee more than $*** million of such costs in respect of any calendar quarter on a cumulative basis (i.e. if one quarter’s reimbursed expenses were $*** million, the limitation for the subsequent quarter would be $*** million) or $3.0 million in the aggregate.
Licensee shall render a quarterly invoice to Licensor within thirty (30) days following the close of each calendar quarter, the first such invoice to relate to the portion of the calendar quarter commencing on the Effective Date and ending on December 31, 2010, setting forth the costs to be so reimbursed. Unless aggregate amount of such costs are disputed by Licensor within ten (10) days of the delivery of each such invoice, Licensor shall pay each such invoice within twenty (20) days of the date on which it shall have been rendered by Licensee. Any dispute regarding any such invoice shall be resolved in accordance with Section 15.7.2(b) of the Agreement, with payment to be made within ten (10) days following the resolution of such dispute.
All such costs that Licensor shall have so reimbursed shall be excluded from any calculation of Developmental Costs for purposes of Article 5 of the Agreement.

EXHIBIT 3.3.1
LICENSOR PRE-CLINICAL STUDIES
•	CYP and PgP studies (studies with cold substance only, studies requiring radiolabelled substance need to be considered)

•	Excretion balance study in rats (with non-radiolabelled substance)

•	3 or 6 mo tox, 1 or 2 species (will try to negotiate 3 mo in 1 species but may require 2 species)

•	In vitro genotoxicity studies

•	Combination studies (if the development plan includes combination studies in humans)

•	Environmental tox study — if required

•	hERG study in vitro — to be determined

•	Study of cardiovascular effects — to be included in long term tox studies

•	In vivo xenograft study in hENT1 low tissue — to be determined (the model does currently not exist)

EXHIBIT 3.4.1
DESCRIPTION OF ON-GOING CLINICAL STUDIES
CP4126-101 — A phase I Clinical Study of CP-4126 in patients with Advanced Solid Tumours
This is an ongoing, non-randomised, open-label, dose-escalation study where the primary endpoints is to determine the maximum tolerated dose and the recommended dose of CP-4126 by infusion in patients with advanced solid tumour. The inclusion has stopped, 43 patients have been included, and one is still ongoing. This is a multi-centre study that has been executed at three sites.
From the dose escalation, a recommended dose has been established for further phase II studies, in addition assessments of antitumour activity of CP-4126 in patients with measurable disease and/or tumour markers display promising response.
CP4126-111 — A Phase I Clinical Study of Oral CP-4126 in Patients with Advanced Solid Tumours
This is an ongoing, two steps, multicentre, phase I clinical study with an initial non-randomised, dose finding step followed by a randomized, cross over step with oral CP-4126 vs. gemcitabine. In step I of the study, the primary endpoint is to determine the maximum tolerated dose and recommended dose for further phase II studies. In step II of the study the primary endpoint is to compare the pharmacokinetic parameters of oral CP-4126 with intravenously administered gemcitabine.
Three sites are initiated, and the first patient was included in October 2008. 23 patients are included, and seven dose levels are tested, from 100 mg to 3000 mg. The best antitumour response is stable disease. The study is in the dose escalating stage (Step I), and the maximum tolerated dose and recommended dose are not yet established.
CP4126-201 — A phase II study of CP-4126 in Patients with Advanced Pancreatic Cancer
This is an ongoing open-label, randomized, multicentre phase II study to compare CP-4126 with gemcitabine in patients with advanced pancreatic adenocarcinoma. The randomised part will follow after completion of a pilot single agent (CP-4126) part of the study. Today, the primary endpoint is response of the tumour marker CA 19-9; however, a new amendment is now under development where CA 19-9 is replaced by overall survival as a primary endpoint. The effect of CP-4126 will be compared to the effect of gemcitabine. All patients will have tumour cells collected from the primary tumour or from metastasis, and the status of the human equilibrative nucleoside transporter (hENT1) will be assessed. The effect of treatment will be assessed according to high or low levels of hENT1.